Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

META PLATFORMS, INC. (F/K/A FACEBOOK, INC.)

and

SHUTTERSTOCK, INC.

Dated as of May 22, 2023

THIS AGREEMENT AND ANY TRANSACTION DOCUMENTS THAT MAY BE DELIVERED IN CONNECTION HEREWITH ARE SUBJECT TO THE CONFIDENTIALITY AGREEMENT. THIS DOCUMENT IS INTENDED TO FACILITATE DISCUSSIONS BETWEEN THE PARTIES.  IT IS NOT INTENDED TO, AND WILL NOT, CREATE A LEGALLY BINDING AGREEMENT PRIOR TO EXECUTION AND DELIVERY BY THE PARTIES.

i

Exhibits
Exhibit A	Business Employees
Exhibit B	Commercial Agreement
Exhibit C	Transition Services Agreement

Schedules
Schedule 1.1	Knowledge Parties

Disclosure Schedules
Seller Disclosure Schedule

STOCK PURCHASE AGREEMENT, dated as of May 22, 2023 (the “Agreement”), by and between Meta Platforms, Inc. (f/k/a Facebook, Inc.), a Delaware corporation (“Seller”), and Shutterstock, Inc., a Delaware corporation (“Purchaser,” and together with Seller, the “Parties”).

RECITALS

WHEREAS, Giphy, Inc. (the “Target Company”), a Delaware corporation and wholly owned subsidiary of Seller, is engaged in the Business;

WHEREAS, Seller owns, and immediately prior to the Closing will own, all of the Target Equity Interests;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Target Equity Interests; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions.  As used in this Agreement, the following terms have the following meanings:

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and all other antitrust, competition or trade regulation laws, including all laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Antitrust Remedy” means (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of such Party or any of its Affiliates, (B) the discontinuation of any product or service of such Party or any of its Affiliates, (C) the licensing or provision of any technology, software or other Intellectual Property Rights by such Party or any of its Affiliates to any Person, (D) the imposition of any limitation or regulation on the ability of such Party or any of its Affiliates to freely conduct their business or own their respective assets.

“Applicable Data Protection Laws” means, to the extent applicable to the Target Company’s or its Subsidiaries’ Processing of Personal Data, Laws that relate to privacy, data security, data or security breach notification, and email, text message, or telephone communications, including to the extent applicable, (a) the Controlling the Assault of Non-Solicited Pornography and Marketing Act, (b) the General Data Protection Regulation 2016/679 (the “GDPR”), (c) the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (together with the DPA, the “UK GDPR”), (d) the FTC Act, (e) the California Consumer Privacy Act, (f) the California Online Privacy Protection Act, (g) the Virginia Consumer Data Protection Act, and (h) any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements any of the above.

“Applicable Law” means, with respect to any Person, any United States federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, official administrative pronouncement, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Books and Records” has the meaning set forth in Section 5.5.

“Business” means the business of the Target Company and its Subsidiaries as currently conducted on the date hereof, including, but not limited to, the creation and licensing of conversational content, such as GIFs, emojis, memes, video clips and stickers, on Giphy.com and related mobile apps and APIs and API integrations for the foregoing.

“Business Contract” means any Contract to which the Target Company or its Subsidiaries is a party as of the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.

“Business Employees” means the individuals listed on Exhibit A, in addition to any individuals hired to work for the Business prior to the Closing in accordance with the terms of this Agreement, and subject to any terminations for cause or resignations prior to the Closing.

“Business IP” means all Intellectual Property owned (or purported to be owned), in whole or in part, by the Target Company or its Subsidiaries.

“Business Material Adverse Effect” means any event, change, circumstance, occurrence, effect, condition, development or state of facts (each, an “Effect”) that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, properties, financial condition or results of operations of (1) the Target Company and its Subsidiaries, taken as a whole, or (2) the Business, taken as a whole, or (b) has prevented, materially impaired or delayed, or would reasonably be expected to prevent, materially impair or delay, the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby before the Outside Date; provided, however, that none of the following shall constitute or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur: (i) the entry into this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement (except to the extent the material adverse effect results from a breach of a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement), including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, the loss or departure of employees or service providers as a result thereof, or any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by this Agreement; (ii) changes in general local, domestic, foreign, political, social, economic or financial conditions; (iii) changes in general conditions in any industry sector in which the Target Company or its Subsidiaries operates or participates; (iv) changes in interest rates, exchange rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets); (v) any natural or man-made disaster, act of terrorism, sabotage, military action, war, weather condition, epidemic, pandemic, or disease outbreak (including the COVID-19 virus), change in geopolitical conditions or other force majeure event, or any escalation or worsening thereof; (vi) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (vii) changes in general legal or regulatory conditions after the date hereof; (viii) changes in GAAP or Applicable Laws or the interpretation thereof after the date hereof (provided that this clause (viii) shall not prevent or otherwise affect a determination that the actual consequences of an action or omission that resulted in a failure to comply with applicable Law constitutes, or contributed to, a Business Material Adverse Effect); (ix) any compliance with the express terms of the CMA Final Order or the CMA Consent or the taking of any other action expressly required by the CMA; or (x) the taking of any action expressly required by this Agreement or consented to by Purchaser in writing or any failure to take an action expressly prohibited by this Agreement (but only if Purchaser has refused, after a timely request by the Target Company, to provide a waiver of the applicable prohibition in this Agreement); provided that any Effect contemplated by clauses (ii), (iii), (iv), (v), (vii) and (viii), shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Effect is disproportionately adverse to the Business, taken as a whole, when compared to other Persons operating in the industry in which Seller (to the extent related to the Business), the Target Company or its Subsidiaries operate.

“Carve-Out Financial Statements” means (i) the audited financial statements of the Target Company for the fiscal years ending December 31, 2021 and December 31, 2022, (ii) the unaudited financial statements of the Target Company for the fiscal quarter ending March 31, 2023, and, if the Closing Date is on or after June 30, 2023, the unaudited financial statements of the Target Company for the fiscal quarter ending June 30, 2023, and (iii) the unaudited financial statements of the Target Company for each 2022 fiscal quarter.

“Claim Certificate” has the meaning set forth in Section 9.4(a).

“Claims Period” has the meaning set forth in Section 9.3.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Debt” means the aggregate amount of Debt of the Target Company and its Subsidiaries outstanding immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.4.

“CMA” means the United Kingdom’s Competition and Markets Authority.

“CMA Consent” means the consent, agreement and approval of the CMA with respect to Purchaser as the purchaser of the Target Equity Interests, this Agreement and the transactions contemplated hereby.

“CMA Final Order” means the CMA’s final order for divestment of the Target Company dated January 6, 2023, which requires at paragraph 4 thereof, but is not limited to, an asset preservation and hold-separate stipulation until the Final Disposal (as defined therein).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commercial Agreement” means a commercial agreement, substantially in the form of Exhibit B, by and between Seller and the Target Company.

“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for any Taxes that is part of a commercial agreement entered into in the ordinary course of business and not primarily related to Taxes, such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.

“Company Transaction Expenses” means all unpaid out-of-pocket fees and expenses incurred prior to the Closing (regardless of when payable) that are to be paid or payable by the Target Company or its Subsidiaries in connection with the consummation of the transactions contemplated hereby or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby, including fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts payable by the Target Company or its Subsidiaries in connection with the transactions contemplated hereby.

“Confidential Information” means, with respect to either Party or any of its respective Affiliates (including (from and after the Closing), in the case of Purchaser, the Target Company and its Subsidiaries), any information disclosed to such Party by or on behalf of the other Party or any of the other Party’s respective Representatives (or, in the case of Seller and its Affiliates, already in the possession of Seller or its Affiliates with respect to information relating to the Target Company or its Subsidiaries)  that relates to (a) the provisions of this Agreement or any agreement entered into pursuant to this Agreement, (b) the negotiations relating to this Agreement (or any such other agreement), (c) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Affiliates, or (d) any information of the other Party or such other Party’s Affiliates or Representatives provided in a manner which reasonably indicates the confidential or proprietary nature of such information.  With respect to Purchaser and its Affiliates, “Confidential Information” includes all Confidential Information (as such term is defined in the Confidentiality Agreement).  With respect to Seller and its Affiliates, “Confidential Information” includes all information concerning the Target Company or its Subsidiaries (including all confidential Business IP).

“Confidentiality Agreement” means the letter agreement, dated as of January 12, 2023, between Seller and Purchaser.

“Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).

“Contract” means any written or oral legally binding contract, agreement, undertaking, indenture, instrument, or commitment of any kind (including, but not limited to, leases, subleases, Licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Copyleft Terms” means any and all license terms (including those of the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, and Eclipse Software License) that, as a condition of or in connection with the use, modification, reproduction, or distribution of any Intellectual Property licensed under such terms, requires that any other Intellectual Property that is used by or with, incorporates, relies on, or is linked to or with, is derived from, or is distributed with such licensed Intellectual Property be (a) disclosed, made available, distributed, or offered to any Person in source code form; (b) licensed to any Person, including for purposes of creating modifications or derivative works, or (c) redistributable at no charge.

“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security (CARES) Act (Pub. L. 116-136) (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142)), the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), any similar provision of Applicable Law, and any executive order relating to the deferral of any payroll or similar Taxes, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

“Debt” means, with respect to the Target Company and its Subsidiaries, without duplication, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and similar charges or expenses or other obligations owed as a result of the early repayment or redemption thereof or amounts that may become due as a result of the transactions contemplated hereby) (a) for borrowed money, (b) for obligations for a lease recorded as a capital or finance lease (other than real property leases) in accordance with GAAP, (c) evidenced by notes, bonds, debentures or other similar debt instrument or debt securities, (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (f) for the deferred purchase price of assets, property, goods or other services, including all seller notes and “earn-outs” payments (in each case, assuming the maximum achievement of performance targets), and purchase price adjustment payments, (g) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (h) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (i) in respect of trade Liabilities or other obligations with respect to any goods or services, (j) any Company Transaction Expenses and (k) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) – (j) guaranteed by, or secured by, any of the assets of, the Target Company or any of its Subsidiaries.

“Deductible” has the meaning set forth in Section 9.2(a).

“Disclosing Party” has the meaning set forth in Section 5.6(b).

“Disclosure Schedule” means, with respect to either Party, a letter delivered by such Party to the other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably expected to result in a Business Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, further, that a disclosure in any section of such Party’s Disclosure Schedule shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Schedule in respect of which it is reasonably apparent that such disclosure is applicable, whether or not repeated or cross-referenced in such other section.

“Effect” has the meaning set forth in the definition of Business Material Adverse Effect.

“Employee Plan” means: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) each employment, termination or severance agreement, plan, policy, program or arrangement; and (c) each other compensation, employee benefit, bonus, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related compensation, incentive or deferred compensation, vacation or paid-time-off, death benefit, life, dental, vision, health or medical, adoption, dependent or employee assistance, disability, sick leave, supplemental unemployment, cafeteria, flex spending, tuition, retention, transaction, change in control, savings, pension, post-employment, retirement, welfare fringe benefit and other employee compensation or benefit plan, program, policy, agreement, arrangement or commitment, in each case, which is sponsored by or entered into by the Target Company or any of its Subsidiaries, with respect to which the Target Company or any of its Subsidiaries has any Liabilities, or which is sponsored by or entered into by Seller or its Subsidiaries and provides compensation or benefits to or for the benefit of any Business Employee (or any spouse, beneficiary or dependent thereof).

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Expiration Date” has the meaning set forth in Section 9.3.

“Federal Arbitration Act” means the United States Federal Arbitration Act.

“Financial Information” has the meaning set forth in Section 3.3.

“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law with respect to the representations and warranties set forth in this Agreement, the certificate referred to in Section 6.2(e) or the certificate referred to in Section 6.3(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) supranational, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi‑governmental authority of any nature exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Government Official” means any Person employed by or that is an agent of any Governmental Authority (or Person with authority to contractually bind a Governmental Authority) or any political party or that is a candidate for Governmental Authority office.

“Inactive Employees” has the meaning set forth in Section 5.10(a).

“Income Tax” means any Tax based upon, measured by, or calculated with respect to net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax).

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Indemnifiable Damages” has the meaning set forth in Section 9.1.

“Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, in any and all jurisdictions throughout the world: (a) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, (b) common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, (c) trade names, logos, trade dress, trademarks and service marks, and other names or source identifiers and registrations of the foregoing and applications therefor and any and all goodwill associated with and symbolized by any of the foregoing, (d) Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, (e) copyrights (including copyrights in Software), registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and (f) any similar or equivalent rights to any of the foregoing and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“IP Representations” means the representations and warranties of Seller in Section 3.13 of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, Software, hardware, servers, systems, circuits, workstations, routers, hubs, switches, networks, data communications lines, automated processes, interfaces, websites (including the content thereon), platforms, automated networks and control systems, and all other computer, telecommunications, and information technology or operational technology equipment, including outsourced or cloud computing arrangements, and all associated documentation.

“Knowledge” means, (a) with respect to Seller, the actual knowledge (after due inquiry) of any of the officers listed in Part A of Schedule 1.1 hereto and (b) with respect to Purchaser, the actual knowledge (after due inquiry) of any of the officers listed in Part B of Schedule 1.1 hereto.

“Latham” has the meaning set forth in Section 10.10.

“Leased Real Property” has the meaning set forth in Section 3.12.

“Liabilities” means any debt, liability or obligation of any kind, whether asserted or unasserted, known or unknown, determined or determinable, absolute or contingent, inchoate or otherwise, liquidated or unliquidated, secured or unsecured, accrued or unaccrued and whether due or to become due, and includes all costs and expenses relating thereto.

“Licenses” means, whether actual or contingent, all licenses, grants of right, immunities, covenants not to sue or assert, covenants to delay suit, options, releases, and rights to renew or extend any license or covenant, in each case, relating to any Intellectual Property Rights and granted under any Contract.

“Lien” means any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, restriction, option, equity interest, preference, participation interest, claim, lien, or encumbrance; provided, however, (a) Lien shall not include non-exclusive Licenses and (b) no Lien shall be deemed to be created by this Agreement or any other Transaction Document.

“Lookback Date” means May 15, 2020.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“Meta Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 4, 2020, by and among Seller, Tabby Acquisition Sub, Inc., a Delaware corporation, the Target Company and Shareholder Representative Services LLC, a Colorado limited liability company.

“Non-Income Tax” means any Tax other than an Income Tax.

“Non-Income Tax Return” means any Tax Return other than an Income Tax Return.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator, whether temporary, preliminary or permanent.

“Other Required Governmental Approvals” has the meaning set forth in Section 5.2(a).

“Outside Date” means August 21, 2023.

“Parties” has the meaning set forth in the Preamble.

“Permits” means licenses, permits, consents, qualifications, filings, certificates, registrations and other authorizations and approvals that are issued by or obtained from any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable (or being contested in good faith and described in the Seller Disclosure Schedule); (b) Liens resulting from a precautionary filing by a lessor with respect to a lease; (c) Liens imposed by Applicable Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course which secure payment of obligations which are not delinquent or which are being contested in good faith by appropriate proceedings; (d) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property incurred in the ordinary course of business consistent with past practice; (e) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations; (f) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection; and (g) any other Liens incurred in the ordinary course of business that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any information (a) relating to an identified or identifiable natural person individual, which includes name, address, telephone number, email address, and government-issued identifier; or (b)  that is considered “personal data,” “personally identifiable information” or “personal information” under Applicable Data Protection Laws.

“Post-Closing Period” means each taxable period that begins after the Closing Date and, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” means each taxable period that ends on or before the Closing Date and, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period through the end of the Closing Date.

“Pre-Closing Tax Contest” has the meaning set forth in Section 7.5(d).

“Pre-Closing Taxes” means (i) any Taxes of the Target Company or its Subsidiary with respect to any Pre-Closing Period, (ii) any Taxes of any other Person imposed on the Target Company or its Subsidiary, or for which the Target Company or its Subsidiary is liable, under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law by reason of the inclusion of the Target Company or its Subsidiary in an affiliated, combined, consolidated, unitary or similar group in a Pre-Closing Period and (iii) any Transfer Taxes allocable to Seller pursuant to Section 7.1; provided further that “Pre-Closing Taxes” shall not include any Purchaser Closing Date Taxes.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or hearing, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process”, “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, Software, source code and executable code, whether embodied in Software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 5.10(f).

“Purchaser Closing Date Taxes” means any Taxes resulting from an action (other than the purchase of the Target Equity Interests pursuant to Article II or any action required to be taken on the Closing Date by any Applicable Law or as a result of any Contract entered into prior to the Closing by the Target Company, its Subsidiary or any of their respective Affiliates (including this Agreement)) that is taken by the Purchaser or any of its Affiliates after the Closing on (or as of) the Closing Date and is outside the ordinary course of business, including an election pursuant to Section 338 or 336 of the Code.

“Purchaser Fundamental Representations” means Section 4.1(a) (Organization), Section 4.1(b) (Corporate Authorization), Section 4.1(c) (Binding Effect), Section 4.4 (Finder’s Fees) and Section 4.6 (Securities Law Compliance).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1.

“Purchaser Material Adverse Effect” means any Effect that, individually or when considered in the aggregate with any other Effect, would prevent or materially impair the ability of Purchaser or any of Purchaser’s Affiliates to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Purchaser Plan” has the meaning set forth in Section 5.10(b).

“R&D Sponsor” means any Governmental Authority, university, college, other educational institution, military organization or research center.

“Recapitalization Amount” means an amount in dollars equal to $75,000,000 less any Target Company Cash for the recapitalization of the Target Company to be funded by Seller at the Closing.

“Receiving Party” has the meaning set forth in Section 5.6(b).

“Related Party Contract” means any Contract between Seller and its Affiliates (other than the Target Company or any of its Subsidiaries), on the one hand, and the Target Company or any of its Subsidiaries, on the other hand.

“Representatives” means a Person’s officers, directors, members, managers, employees, agents, attorneys, accountants, consultants, advisors and other authorized representatives.

“Required Governmental Approvals” has the meaning set forth in Section 5.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.14(b)(iii).

“Seller” has the meaning set forth in the Preamble.

“Seller Consolidated or Combined Tax Group” means any affiliated, combined, consolidated, unitary or similar group for Tax purposes that includes both Seller or any of its Affiliates (other than the Target Company or its Subsidiary), on the one hand, and the Target Company and/or the Target Company’s Subsidiary, on the other hand.

“Seller Fundamental Representations” means Section 3.1(a) (Organization), Section 3.1(b) (Corporate Authorization), Section 3.1(c) (Binding Effect), Section 3.2 (Capitalization) and Section 3.18 (Finder’s Fees).

“Software” means any and all (i) computer programs, including any and all software, middleware, firmware, software implementations of algorithms, models and methodologies, in any form or format (including source code or object code), (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iii) all user documentation and related materials, including user manuals and training materials, relating to any of the foregoing.

“Solvent” has the meaning set forth in Section 4.8.

“Specified Litigation” has the meaning set forth in Section 9.1(f).

“Specified Third-Party Claim” has the meaning set forth in Section 9.6.

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person.

“Standard In-Licenses” has the meaning set forth in Section 3.15(a)(iv).

“Surviving Provisions” means Article I (Definitions), Section 5.6 (Confidentiality), Article VIII (Termination) and Article IX (Miscellaneous).

“Target Company” has the meaning set forth in the Recitals.

“Target Company Cash” means the aggregate amount of cash, cash equivalents, and marketable securities (however derived, including from capital contributions, operations, financings, sales or condemnations, insurance proceeds, the exercise of options or extraordinary events) of the Target Company as at the Closing. For the avoidance of doubt, Target Company Cash shall include (a) the amount of any cash and checks previously received by the Target Company or its respective banks, whether or not cleared, and deposits in transit, (b) any security, escrow or similar deposits, and (c) any deposits or cash held (i) as a guarantee in respect of performance of Contracts or (ii) as collateral in respect of outstanding insurance policies, leases or letters of credit.

“Target Equity Interests” means all of the shares of capital stock of the Target Company.

“Tax” and “Taxes” means all federal, state, local or non-U.S. taxes, duties, imposts, levies or similar assessments and charges imposed by any Governmental Authority, including all income, alternative minimum, excise, capital, gross receipts, premium, ad valorem, sales, use, value added, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes, withholding, estimated or other taxes (whether payable directly or by withholding), together with any interest and any penalties thereon or additional amounts with respect thereto, in each case, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 7.5(d).

“Tax Representations” means the representations and warranties of Seller in Section 3.8 of this Agreement.

“Tax Returns” means any original, amended or estimated return, report, declaration, claim for refund, information return, disclosure or other document (including any schedules or other attachments thereto or any other supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, payment, assessment or collection of any Tax.

“Tax Sharing Agreement” means any agreement with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Target Company and/or its Subsidiary, on the one hand, and any other Person(s), on the other hand, excluding any Commercial Tax Obligation.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.

“Third-Party Claim” has the meaning set forth in Section 9.6.

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Commercial Agreement and each other agreement or document to be executed or delivered in connection with any of the transactions contemplated hereby.

“Transaction Legal Advice” has the meaning set forth in Section 10.11.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Transferred Employees” means the Business Employees who (a) accept Purchaser’s or its Affiliate’s offer of employment and commence employment with Purchaser or one of its Affiliates and (b) are contractors and offered employment by Purchaser or an Affiliate thereof but elect to provide services to Purchaser or its Affiliates as an independent contractor (and Purchaser agrees may continue to provide services as an independent contractor) (the “Transferred Contractors”), in each case, on or after the Closing.

“Transition Services Agreement” means a transition services agreement, substantially in the form of Exhibit C, by and between Seller, Purchaser and the Target Company.

“VDR” has the meaning set forth in Section 1.2(m).

“WARN Act” has the meaning set forth in Section 3.10(b).

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

Section 1.2         Interpretative Provisions.

(a)        The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c)        All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)        Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires, and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)        The word “or” is used in the inclusive sense of “and/or.”  The use of the words “or,” “any” and “either” shall not be exclusive.

(g)        The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)        Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)         References to “$” and “dollars” are to the currency of the United States of America.

(j)        When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k)        A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(l)         Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m)       When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(n)        Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Purchaser or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of Seller at Datasite in connection with the transactions contemplated by this Agreement (the “VDR”) no later than 11:59 p.m. Pacific Time on May 21, 2023 and has been made available for review therein by Purchaser and its Representatives.

ARTICLE II

SALE AND PURCHASE OF THE TARGET EQUITY INTERESTS

Section 2.1         Sale and Purchase of the Target Equity Interests.  On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Purchaser, free and clear of any Liens other than any restrictions arising under applicable federal securities laws, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title and interest in and to the Target Equity Interests.

Section 2.2         Purchase Price. The aggregate purchase price for the Target Equity Interests shall be an amount in cash equal to $128,000,000, less the aggregate amount of Closing Date Debt set forth on the Closing Statement (the “Purchase Price”).

Section 2.3         Closing.  The consummation of the sale and purchase of the Target Equity Interests (the “Closing”) shall take place electronically by exchange of PDF copies of the documents set forth in Section 2.5 on a date and at a time to be specified by the Parties, which shall be no later than the third Business Day after the day on which the last of the conditions set forth in Article VI has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4         Closing Statement.  Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a certificate setting forth in reasonable detail Seller’s good faith estimate of Closing Date Debt (the “Closing Statement”).

Section 2.5         Closing Deliverables.

(a)        At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i)        an amount in dollars equal to the Purchase Price, by wire transfer in immediately available funds, to one or more accounts that have been designated by Seller at least two (2) Business Days prior to the Closing Date;

(ii)       evidence satisfactory to Seller that Purchaser has made (or has caused one of its Affiliates to make) offers of employment to each Business Employee in accordance with, and in compliance with the terms and conditions set forth in Section 5.10 of the this Agreement; and

(iii)       duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party.

(b)        Seller shall deliver, or cause to be delivered:

(i)         to Purchaser at the Closing the following:

(1)      a stock certificate representing the Target Equity Interests, duly endorsed in blank or accompanied by a stock power duly executed in blank;

(2)       a duly executed copy of the Closing Statement and duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which Seller or any of its Affiliates is a party;

(3)       subject to Applicable Law, the resignations, effective as of the Closing, of all directors and officers of the Target Company and its Subsidiary, except for such individuals who are Business Employees; and

(4)       an IRS Form W-9 from Seller certifying that Seller is a “United States person” (as defined in Section 7701(a)(30) of the Code) and is exempt from U.S. federal backup withholding; and

(ii)       an amount in dollars equal to the Recapitalization Amount, by wire transfer in immediately available funds, to a bank account of the Target Company immediately prior to the Closing.

Section 2.6         Tax Withholding.  Purchaser, the Target Company and its Subsidiary shall each be entitled to deduct and withhold from payments hereunder all Taxes such person is required to deduct and withhold under any provision of Applicable Law.  All such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or other Person in respect of whom such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

Section 3.1         Organization, Authorization, Enforceability, Non-Contravention.

(a)        Organization.  Each of Seller, the Target Company and the Target Company’s Subsidiaries is a corporation or limited liability company, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Target Company and its Subsidiaries is duly qualified and/or licensed to do business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed, individually or in the aggregate, would not be reasonably expected to result in a Business Material Adverse Effect. The Target Company and its Subsidiaries each has full corporate or other organizational power and authority to conduct its business as it is presently conducted, except where the failure to have such power and authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)        Corporate Authorization.  Each of Seller and its Affiliates (including the Target Company and its Subsidiaries) that is a party to any of the Transaction Documents has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller.  The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which Seller or any of its Affiliates is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.

(c)        Binding Effect.  This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Seller or those of its Affiliates (including the Target Company and its Subsidiaries) that are (or are contemplated to be) party thereto and, assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Each of the Transaction Documents other than this Agreement to which Seller or any of its Affiliates is or will be a party, when executed and delivered by such Person and assuming due authorization, execution and delivery of such document by the counterparty, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)        Non-Contravention.  Assuming the receipt of the CMA Consent and all Other Required Governmental Approvals, and the expiration of any related waiting periods, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not (i) violate or conflict with any provision of the Constituent Documents of Seller, the Target Company or the Target Company’s Subsidiaries, (ii) violate or conflict with any Applicable Law or Permit applicable to Seller, the Target Company, the Target Company’s Subsidiaries or the Business, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Target Company or its Subsidiaries pursuant to any Material Contract or Order to which Seller, the Target Company or its Subsidiaries is a party, except in the cases of clauses (ii) and (iii) of this Section 3.1(d), for any such conflicts, violations, breaches, terminations, accelerations, cancellations or creations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(e)        Subsidiaries.  Section 3.1(e) of the Seller Disclosure Schedules contains a complete and accurate list of each of the Target Company’s Subsidiaries containing its name, jurisdiction of organization and other jurisdictions in which it is qualified to do business, and its capitalization (including the identity of each equity holder and the amount of equity interests held by each).  The Target Company has not granted to any Person any preemptive or other similar rights with respect to any equity interests of any Subsidiary and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Target Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any of such equity internets or other equity securities.

Section 3.2         Capitalization.

(a)        Seller owns all of the outstanding Target Equity Interests free and clear of any Liens, except for restrictions arising pursuant to federal securities laws.  Upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, Purchaser shall own all Target Equity Interests, free and clear of all Liens.

(b)       The Target Equity Interests represent all of the issued and outstanding shares of capital stock of the Target Company.  The Target Equity Interests have been duly authorized and validly issued in compliance with Applicable Laws and are fully paid and were not issued in violation of any preemptive or other similar right.  There are no outstanding options, restricted stock, restricted stock units, phantom units or other equity-related awards, warrants, rights of conversion, exchange or purchase or any similar rights in respect of the Target Equity Interests.  Neither Seller nor any of its Affiliates is a party to any Contract currently in effect with respect to the issuance, voting, sale or transfer of the Target Equity Interests (except for this Agreement and except to the extent such rights do not encumber the Target Equity Interests).

Section 3.3         Financial Information.  Section 3.3 of the Seller Disclosure Schedule sets forth the pre-tax unaudited (a) balance sheets for the Business as of December 31, 2021 and December 31, 2022 and (b) the related statement of income for the Business for the years ended December 31, 2021 and December 31, 2022 (collectively, the “Financial Information”), in each case prepared by the Target Company and Seller.  The Financial Information was derived from, and prepared in accordance with, the books and records and management accounts of the Target Company and Seller.  The Financial Information presents fairly in all material respects the financial position and results of operations of the Business and has been prepared on a consistent basis with and in accordance with the historical accounting principles, practices, methodologies and policies of the Target Company with respect to the Business applied on a consistent basis except for accounting policy changes as required by GAAP.  To Seller’s Knowledge, there have been no instances of fraud by the Target Company or its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Information. Notwithstanding Seller’s representations and warranties made in this Section 3.3, Purchaser acknowledges that throughout the periods covered by the Financial Information, (i) stand-alone financial statements have not been prepared for the Business; and (ii) the Financial Information has been prepared from Target Company’s and the Seller’s historical accounting records; (iii) as a result, the Financial Information is not necessarily indicative of what the results of operations or financial position of the Business will be in the future; and (iv) the Financial Information does not contain all footnotes and other presentation items required under GAAP.  As of the Closing, neither the Target Company nor its Subsidiaries will have any outstanding Debt in respect of any sums of money borrowed.

Section 3.4         No Undisclosed Liabilities.  Except (a) as set forth in the Financial Information or Section 3.4 of the Seller Disclosure Schedule, (b) for Liabilities that are either extinguished prior to the Closing or incurred in the ordinary course of business consistent with past practice since December 31, 2022, and which are not, individually or in the aggregate, material in amount, (c) for Liabilities incurred in connection with the transactions contemplated by the Transaction Documents; (d) for Liabilities arising under any executory Contract (other than as a result of a breach of any such Contract); and (f) for Liabilities that are otherwise the subject of any other representation or warranty contained in this Article III, there are no Liabilities of the Business of a character required under GAAP to be reflected or reserved against on a balance sheet of the Business.

Section 3.5         Absence of Changes.  Except as contemplated by the Transaction Documents and except for any action taken in connection with any effort to sell the Target Company or the Business, since December 31, 2022, through the date hereof, (a) Seller and the Target Company have operated the Business in the ordinary course in all material respects and (b)  there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.6         No Litigation.  Except as set forth in Section 3.6 of the Seller Disclosure Schedule, there is no Proceeding pending or threatened in writing against or by Seller (to the extent related to the Business), the Target Company or the Target Company’s Subsidiaries, or, to the Knowledge of Seller, any of Seller’s (to the extent related to the Business), the Target Company’s or the Target Company’s Subsidiaries’ respective officers, directors or other executive personnel (including by reason of any crossclaim or counterclaim), affecting any of its properties or assets or that would result in monetary damages, injunctive action or the taking of any other action, nor has any such Proceeding referenced in the foregoing been threatened in writing.  There are no unsatisfied or outstanding Orders against the Target Company or its Subsidiaries and their properties or businesses, other than the CMA Order.  There is no Proceeding pending or threatened in writing against Seller, the Target Company or the Target Company’s Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Transaction Documents, other than the CMA Consent.

Section 3.7         Approvals.  Other than the CMA Consent and the Other Required Governmental Approvals, neither Seller nor any of its Affiliates is required to (a) obtain any authorization, waiver, consent or approval of, (b) make any filing or registration with, or (c) give any notice to any Governmental Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, registration or notice that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, Seller’s or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of Seller herein or in any other Transaction Document or to consummate the transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.

Section 3.8         Taxes.

(a)        All material Tax Returns that are required to have been filed under Applicable Laws on or before the Closing (taking into account any valid extensions of time in which to file) by the Target Company or its Subsidiaries have been or will be timely filed on or before the Closing, and each such Tax Return is accurate and complete in all material respects.

(b)        Each of the Target Company and its Subsidiaries has paid all material Taxes required to have been paid by it.

(c)        There are no current or pending audits, examinations, investigations, actions or proceedings for assessment or collection of any material amount of Taxes of the Target Company or its Subsidiaries, nor has such an event been threatened or proposed in writing as of the date hereof against the Target Company or its Subsidiaries.  No deficiency or other proposed assessment or adjustment for any material Tax has been assessed, asserted, proposed, or threatened in writing, by any Taxing Authority against the Target Company or its Subsidiaries that has not been fully paid or otherwise fully resolved.

(d)        There are no outstanding agreements, consents or waivers of any statute of limitations or extension of time with respect to any assessment, deficiency, adjustment or collection of any material Tax of the Target Company or its Subsidiaries.

(e)        Each of the Target Company and its Subsidiaries has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to, or allocations or distributions to, any employee, independent contractor, creditor, customer, equityholder or other party, and materially complied with all information reporting and backup withholding provisions of Applicable Law.

(f)        There are no Liens in respect of Taxes on any asset of the Target Company or its Subsidiaries other than Permitted Liens.

(g)        Since December 31, 2017, no claim has been made in writing by any Governmental Authority in any jurisdiction where the Target Company or its Subsidiaries do not file Tax Returns that the Target Company or its Subsidiaries is or may be subject to material Tax in that jurisdiction.

(h)        Neither the Target Company nor its Subsidiaries (i) is a party to any Tax Sharing Agreement, (ii) has any liability for any Taxes of any Person (other than the Target Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor by operation of Applicable Law, by Contract (other than any Commercial Tax Obligation) or otherwise by operation of Applicable Law or (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group for any Tax purpose (other than any such group of which the Target Company and/or its Subsidiaries, as applicable, is currently a member or any such group of which the Target Company was the common parent).

(i)         Neither the Target Company nor its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (A) any change in any method of accounting with respect to any taxable period (or portion thereof) ending on or before the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) which change in method was requested or made prior to the Closing or as a result of the use of an incorrect method of accounting prior to the Closing, (B) any installment sale, open transaction or intercompany transaction occurring prior to the Closing Date outside the ordinary course of business or (C) any prepaid income received prior to the Closing Date outside the ordinary course of business.  Neither the Target Company nor its Subsidiaries is required to make a payment of Tax after the Closing as a result of an election under Section 965(h) of the Code made prior to the Closing.

(j)         In the last two years, neither the Target Company nor its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Applicable Law).

(k)        Neither Target Company nor its Subsidiaries have been a party to, or participated in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Applicable Law).

(l)         No asset of the Target Company or its Subsidiaries is currently required to be paid or remitted to any Governmental Authority under any Applicable Laws related to escheatment or unclaimed property.

(m)       Neither the Target Company nor its Subsidiaries has deferred or delayed the payment of any Taxes under any COVID-19 Tax Act or otherwise as a result of the effects of the COVID-19 pandemic that has not since been fully paid.

(n)        The Target Company and its Subsidiaries have no outstanding indebtedness for U.S. federal and applicable state and local tax purposes that is owed to Seller or any of its Affiliates.

(o)        Notwithstanding anything in this Agreement to the contrary, no representation or warranty (other than Section 3.8(h), Section 3.8(i) and Section 3.8(n)) is made with respect to the Target Company’s liability for Taxes for Tax periods beginning on or after the Closing Date.

Section 3.9         Employee Plans.

(a)        Section 3.9(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Employee Plan with each Employee Plan maintained by the Target Company or any of its Subsidiaries separately designated as such, other than individual at-will offer of employment letters on substantially the forms provided to Purchaser that do not provide for severance, retention or change in control payments or benefits, provided that the form of such agreement is set forth on the Seller Disclosure Schedule and any such agreement that materially deviates from the scheduled form is separately scheduled. True and complete copies of each such Employee Plan or written descriptions of the material terms thereof have been provided or made available to the Purchaser.  No Employee Plan maintained by Seller or any of its Affiliates (other than the Target Company or its Subsidiaries) shall be assumed by the Purchaser.

(b)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS stating that such Employee Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the IRS.

(c)        Except as would not reasonably be expected to result in individually or in the aggregate, a Business Material Adverse Effect, each Employee Plan has been operated in compliance with its terms and complies in form and in operation in all respects with all Applicable Law.

(d)        No Employee Plan is, and neither Seller nor any of its ERISA Affiliates has during the preceding six (6) years, sponsored or contributed to, or has any Liability with respect to, a pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.  No Employee Plan provides health or life insurance benefits (whether or not insured), with respect to Business Employees beyond their retirement or other termination of employment, other than health continuation coverage as required by Section 4980B or similar Applicable Law, or health care coverage through the end of the calendar month in which a termination of employment occurs.

(e)        Except as disclosed in Section 3.9(e) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any Business Employee to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Business Employee.

(f)        No Business Employee is entitled to any payments or benefits that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.10       Labor and Employment Matters.

(a)        There are no collective bargaining agreements or other labor union or works council agreements covering any Business Employee to which the Target Company or any of its Subsidiaries is a party or bound, and to Seller’s Knowledge, no Business Employee is represented by a labor union, works council, or other employee representative body.  To Seller’s Knowledge, except as would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement, neither the Target Company nor any of its Subsidiaries: (a) is the subject of any Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization or seeking to authorize representation of any of the Business Employees by any labor organization; (b) is experiencing labor union organizing activity with respect to the Business Employees; or (c) has experienced any actual or threatened, strikes, work stoppages, slowdowns or lockouts with respect to the Business Employees since the Lookback Date.

(b)        Since the Lookback Date, none of the Seller or the Target Company or any of its Subsidiaries has effectuated a “mass layoff” or “plant closing” affecting the Business, or otherwise engaged in employment terminations affecting the Business sufficient to trigger application of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar Applicable Law that could reasonably be expected to result in any Liability to Purchaser after the Closing.

(c)        Since the Lookback Date, Seller (to the extent related to the Business), the Target Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws relating to employment practices, employment discrimination, harassment employment termination, employment eligibility, worker classification, wages and hours and other labor and employment matters, and there are no claims or proceedings pending or, to Seller’s Knowledge, threatened with respect thereto.  Since the Lookback Date, to Seller’s Knowledge, no credible allegations of sexual harassment have been made against any director, manager, officer, or employee of the Target Company or any of its Subsidiaries, nor has the Target Company or any of its Subsidiaries entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such director, manager, officer or employee.

Section 3.11       No Violation of Law; Required Licenses and Permits.  Seller (to the extent related to the Business), the Target Company and the Target Company’s Subsidiaries have been and are in material compliance with all Applicable Laws, are not under investigation with respect to any material violation and are not party or subject to any Order with any Governmental Authority which is charged with regulating or supervising Seller (to the extent related to the Business), the Target Company and the Target Company’s Subsidiaries that imposes any material restrictions on the Business, the Target Company or its Subsidiaries, in each case, except for the CMA Final Order.  The Target Company and its Subsidiaries have all Permits necessary for the conduct of the Business, and the Business is being conducted in compliance with all such Permits.  In the past two (2) years, neither the Target Company or its Subsidiaries nor Seller (to the extent related to the Business) has received written notice of, and, to Seller’s Knowledge, neither the Target Company or its Subsidiaries nor Seller (to the extent related to the Business) is under investigation with respect to, any material violation or material noncompliance with any Applicable Laws, in each case, except the CMA Final Order.

Section 3.12       Real Property.  Section 3.12 of the Seller Disclosure Schedule sets forth a list of all real property to which Seller (to the extent related to the Business), the Target Company or the Target Company’s Subsidiaries is a party as lessee (the “Leased Real Property”).  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, Seller or the Target Company has a good and valid leasehold interest in all of the Leased Real Property, free and clear of all Liens except Permitted Liens.  Neither the Target Company nor its Subsidiaries owns or has ever owned any real property since the Lookback Date.

Section 3.13       Intellectual Property.

(a)        Except as has not had, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(i)       As of the Closing Date, the Target Company (or one of its Subsidiaries) possesses and has full title of and is the sole and exclusive legal and beneficial owner of all Business IP, in each case, free and clear of all Liens (other than Permitted Liens) and the foregoing will not be adversely impacted by the execution, delivery, or performance of any Transaction Document or the consummation of the transactions contemplated thereby.

(ii)    Schedule 3.13(ii) sets forth a complete and accurate list of all Business IP (a) that is registered or issued or subject to a pending application therefor (“Registered IP”) or (b) constitutes a material unregistered Mark.  The Business IP, together with the Licenses granted under the Contracts set forth in Section 3.15(a)(iv) of the Seller Disclosure Schedule and the Standard In-Licenses to which the Target Company or one of its Subsidiaries is a party (each of which grants the Target Company or its Subsidiaries a valid right to use (as used in the Business) the Intellectual Property Rights granted thereunder), constitute all of the Intellectual Property that is used in or necessary for the conduct of the Business and that is sufficient to permit the Target Company to conduct the Business in all material respects as it is conducted as of the date of this Agreement by Seller and its Subsidiaries; provided that this Section 3.13(a)(ii) shall not be deemed a representation or warranty regarding any infringement, misappropriation, or dilution of Intellectual Property.  Each item of Business IP that is registered or issued or subject to a pending application therefor is subsisting, and with respect to registrations, to Seller’s Knowledge, valid and enforceable.  No Business IP is subject to (A) any Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Target Company, or that adversely affects the ownership, validity, use or enforceability thereof; or (B) any compulsory licensing or similar requirement of any industry standards organization, body, working group, patent pool, or other similar organization.

(iii)      None of Seller nor any of its Affiliates (including the Target Company and its Subsidiaries) has transferred (in whole or in part) ownership of, or granted any exclusive rights in, any Business IP to any third Person.  Seller and its Affiliates (including the Target Company and its Subsidiaries) have taken commercially reasonable steps to protect and preserve the confidentiality of all Confidential Information included in the Business IP.  To Seller’s Knowledge, no Person (including any R&D Sponsor or former or current employee, consultant, or contractor of the Seller or its Affiliates (including the Target Company and its Subsidiaries)) has any claim of right to, interest in, ownership of, or other Lien (other than Permitted Liens) on any Business IP.  Without limiting the foregoing, Seller or the Target Company has obtained written confidentiality agreements, invention disclosure and Intellectual Property Rights assignments from all Persons (including all current and former employees, consultants, or contractors of Seller or the Target Company and its Subsidiaries) who are privy to any Confidential Information or who have contributed to the creation of any Business IP (or all right, title, and interest therein has vested in Seller or the Target Company by operation of law) and, in the case of patents and patent applications, such assignments have been recorded with the relevant Governmental Authorities.  There has been no breach of such agreements on the part of the Target Company or its Subsidiaries or, to Seller’s Knowledge, by any such counterparty and neither the execution nor delivery of any Transaction Document will conflict with or result in any such violation of the foregoing agreements.

(iv)   (A) Since the Lookback Date, the operation of the Business (including the design, development, hosting, making, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, or provision, of any product of service of the Business or any Business IP) does not and has not infringed (directly or indirectly, including via contribution or inducement), misappropriated, or otherwise violated (x) the Intellectual Property Rights (other than patents) of any third party or (y) to Seller’s Knowledge, the patents of any third party or (z) any Person’s right of publicity.  (B) There are no Proceedings pending (or to Seller’s Knowledge, threatened) (and since the Lookback Date, none of Seller or any of its Affiliates (including the Target Company and any of its Subsidiaries) has received written notice) either (1) alleging any of the foregoing; or (2) challenging the ownership, use, validity, or enforceability of any of the Business IP.

(v)       (A) To Seller’s Knowledge, no Person has infringed, misappropriated, used without authorization, or otherwise violated the Business IP, and there are no Proceedings pending alleging any of the foregoing.

(vi)      (A) No source code for any proprietary Software included in the Business IP is subject to any Copyleft Terms.  (B) No Person other than the Target Companies and its Subsidiaries possesses or has an actual or contingent right to access or possess (including pursuant to escrow) a copy in any form of any source code for any proprietary Software included in the Business IP, except for employees, contractors and consultants of the Target Companies (or of Seller that were hired to work solely for the Business) who are subject to a written confidentiality agreement.

(vii)   The IT Assets owned, leased, or licensed by the Target Company (A) operate in good working order and are adequate for and perform as required for the Target Company to conduct the Business in the manner in which it is currently being conducted; (B) constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business; and (C) together with the Target Company’s and its Subsidiaries’ products, do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults, or other malicious code or damaging devices designed or reasonably expected to impact the confidentiality, integrity or availability of any IT Assets. The Target Company and its Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith.

(b)        No employees or contractors of Seller or its Affiliates (other than (x) past and current employees and contractors of the Target Company or its Subsidiaries and (y) those past and current employees and contractors of Seller that were hired to work solely for the Business) created any Intellectual Property for the Business. Neither the execution, delivery, nor performance of any Transaction Document nor the consummation of the transactions contemplated thereby will result in: (i) pursuant to a Contract to which Seller or any of its Affiliates (including Target Party or its Subsidiaries) is a party as of the Closing Date, Purchaser or any of its Affiliates granting to any Person (other than the Target Company pursuant to a Transaction Document) any right to or with respect to any Intellectual Property owned by, or licensed to, Purchaser or any of its Affiliates that is material to its or their business, (ii) pursuant to a Contract to which Seller or any of its Affiliates (including Target Party or its Subsidiaries) is a party as of the Closing Date, Purchaser or any of its Affiliates (including the Target Company and its Subsidiaries) (A) being bound by or subject to, any exclusivity obligations, non-compete or other material restrictions on the operation or scope of their respective businesses (excluding non-solicitation and no-hire restrictions) or (B) being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of the Transaction Documents or (iii) any termination of any right in, or other material impact to, any Business IP that is material to the Business.

Section 3.14       Data Privacy.

(a)        The Target Company is in material compliance with Applicable Data Protection Laws, internal and external written privacy policies, and contractual obligations relating to data privacy, data protection, data security and cybersecurity.

(b)        Since the Lookback Date:

(i)       the Target Company has not received, in relation to its collection or use of Personal Data, (A) a written complaint, claim, request, correspondence, objection, or other communication from a Governmental Authority, other than the CMA, or (B) any material written complaint or claim from any other Person;

(ii)       the collection or use of Personal Data by the Target Company has not been the subject of any investigation, audit, action or proceedings (whether of a criminal, civil or administrative nature), other than the CMA; and

(iii)      to the Seller’s Knowledge, none of the Personal Data, business proprietary or sensitive information Processed by the Target Company has been subject to any material unauthorized or unlawful Processing, or accidental loss or damage, nor has there been any material unauthorized access to IT Assets owned by the Target Company (together, “Security Incident”), nor has the Target Company notified in writing, or been required by Applicable Data Protection Laws to notify in writing, any Person of any Security Incident.

(c)        The Target Company has implemented adequate written policies and commercially reasonable security consistent with industry practices of companies of similar size and offering similar services regarding the Processing of Personal Data and business proprietary or sensitive information, in its possession.

Section 3.15       Material Contracts.

(a)        For purposes of this Agreement, “Material Contract” shall mean the following Business Contracts (excluding Employee Plans):

(i)        any Contract with a supplier or vendor whereby Seller (to the extent primarily related to the Business), the Target Company or its Subsidiaries have paid more than $150,000 in the twelve (12)-month period ending December 31, 2022;

(ii)      any Contract (x) containing covenants limiting in any respect the freedom of the Target Company or its Subsidiaries to compete or operate in any line of business or geographical area, (y) containing “exclusivity” or similar provisions or that requires the Target Company or its Subsidiaries to purchase its total requirements of any product or service from a third party, Seller or its Affiliates or (z) containing prohibitions, restrictions, limitations or requirements (including revenue sharing obligations) on or for the Target Company’s right or ability to sell as a service to third Persons the search optimization or placement of third party Marks or content in conversational content;

(iii)     any Contract that includes a License of material Business IP granted by the Target Company or its Subsidiaries to a third party, other than Contracts granting non-exclusive Licenses that are entered into in the ordinary course of business;

(iv)      any Contract that includes a License of Intellectual Property Rights owned by a third party that is material to the conduct of the Business and embodied in any products or services of the Business, excluding (A) open source software Licenses; (B) non-exclusive Licenses that are merely incidental to the transaction contemplated in such Contract; (C)  Contracts with employees, contractors or consultants of the Target Company entered into in the ordinary course of business on standard forms made available to Purchaser and without any material deviations; and (D) non-exclusive Licenses of uncustomized, generally, commercially available Software  ((A) through (D) collectively, the “Standard In-Licenses”);

(v)       any Contract relating to any indebtedness for borrowed money which creates payment obligations of, or from any Person to, the Target Company or its Subsidiaries, other than in the ordinary course of business consistent with past practices or pursuant to which the Target Company or its Subsidiaries have created, incurred, or assumed any Debt;

(vi)      any Contract under which the Target Company or its Subsidiaries has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or other Liabilities of any Person;

(vii)     any Contract that provides any customer of the Target Company, its Subsidiaries or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Target Company, its Subsidiaries or the Business, including contracts containing “most favored nation” provisions;

(viii)   any Order or settlement agreement entered by any Governmental Authority whereby Seller (to the extent related to the Business), the Target Company or the Target Company’s Subsidiaries is under an obligation to perform activities, refrain from activities, perform services to a certain standard and/or pay money after the date of this Agreement;

(ix)      any Contract to which the Target Company or its Subsidiaries (or any of their respective predecessors or assignors) is or has been party in the past five (5) years relating to the purchase, divestiture, spin-out or sale of any other Person, business unit or material assets (other than inventory or equipment purchased in the ordinary course of business);

(x)       any lease or agreement under which it is a lessee of any real or personal property owned by any other Person, for which the annual rental exceeds $75,000;

(xi)       any Related Party Contract listed on Schedule 5.11;

(xii)    any employment, change of control, or severance Contracts by and between Seller, the Target Company or the Target Company’s Subsidiaries and any Business Employee (other than an agreement with a Business Employee setting forth an employment at-will relationship without liability to the Target Company or any of the Target Company’s Subsidiaries upon termination thereof or any agreement required under applicable Law);

(xiii)     any Contract with a Governmental Authority; and

(xiv)     any corporate partnership or joint venture agreement.

(b)          Section 3.15 of the Seller Disclosure Schedule lists, as of the date hereof, each Material Contract and Seller has made available to Purchaser correct and complete copies of each Material Contract, including any amendments thereto.

(c)          As of the date hereof, each Material Contract is a valid and binding obligation of, and is an enforceable obligation against, Seller, the Target Company or the Target Company’s Subsidiaries (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a Proceeding in equity or law)).  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) none of Seller, the Target Company or the Target Company’s Subsidiaries or, to Seller’s Knowledge, any other party to a Material Contract is in breach of a Material Contract, (ii) there is no written claim of default or breach by any party under, or dispute in writing regarding the material terms of, any Material Contract and (iii) to Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Target Company or its Subsidiaries or by any other party under any Material Contract.

Section 3.16       Title to Assets; Sufficiency of Assets.

(a)        The Target Company has good title to and is the sole owner of all rights, title and interest in or has the right to use all of the material tangible assets of the Business, free and clear of all Liens, other than Permitted Liens.

(b)        At Closing (assuming receipt of the CMA Consent and all Other Required Governmental Approvals), the assets and rights that are owned, leased or licensed by the Target Company and its Subsidiaries, will constitute all of the assets and rights (excluding Intellectual Property) sufficient to permit the Target Company to conduct the Business in all material respects as it is conducted as of the date of this Agreement by Seller and its Subsidiaries.

Section 3.17       Insurance.  Seller and the Target Company maintain insurance as it relates to the Target Company and its Subsidiaries in such amounts and against such risks in all material respects as is customary for the industries in which the Target Company and its Subsidiaries operate and as the management of Seller has in good faith determined to be reasonable.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all material insurance policies maintained by or on behalf of Seller (to the extent related to the Target Company and its Subsidiaries) and the Target Company and its Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by Seller and the Target Company and all claims thereunder have been filed in due and timely fashion.

Section 3.18       Finder’s Fees.  There is no investment banker, broker, finder or other intermediary, other than J. P. Morgan Securities LLC, that has been retained by or is authorized to act on behalf of Seller or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.19      Transactions with Affiliates.  Section 3.19 of the Seller Disclosure Schedule contains a list of all Related Party Contracts.

Section 3.20       Anti-Bribery and Anti-Money Laundering Compliance. Since the  Lookback Date, none of the Seller (solely with respect to Business), the Target Company and its Subsidiaries, any Affiliate or any respective officer, director, manager, employee, consultant or agent thereof nor any third party while acting on behalf of the Target Company or its Subsidiaries has unlawfully offered, gifted or promised, directly or knowingly through another person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Target Company or its Subsidiaries; or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority, in each of the foregoing (a) and (b) in order to assist the Target Company or its Subsidiaries in obtaining or retaining business and in violation of applicable anti-corruption laws.  Since the Lookback Date, the Target Company and its Subsidiaries have complied in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national, European Union and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and other applicable anti-money laundering laws and applicable anti-corruption laws.  The Target Company and its Subsidiaries utilize controls, procedures and an internal accounting controls system sufficient to provide reasonable assurance that violations of applicable anti-bribery or anti-money laundering laws will be prevented and detected.  At Closing, the books and records of the Target Company and its Subsidiaries relating to its global operations are, to the Seller’s Knowledge, correct and accurate in all material respects, including with respect to payments and expenses.

Section 3.21       No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in the Seller Disclosure Schedule), neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller or any of its Affiliates, and Seller disclaims any other representations or warranties.  Except for the specific representations and warranties expressly made by Purchaser in Article IV, Seller specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Purchaser or any other Person, and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Purchaser or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1         Organization, Authorization, Enforceability, Non-Contravention.

(a)        Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate or other organizational power to conduct its business as presently conducted.

(b)        Corporate Authorization.  Each of Purchaser and its Affiliates that is a party to any of the Transaction Documents have full corporate or other organizational power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document.  The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  The execution, delivery and performance of each of the Transaction Documents (other than this Agreement) to which Purchaser or any of its Affiliates is a party have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of such Person.

(c)        Binding Effect.  This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Purchaser or those of its Affiliates that are (or are contemplated to be) party thereto and, assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Each of the Transaction Documents other than this Agreement to which Purchaser or any of its Affiliates is or will be a party, when executed and delivered by such Person and assuming due authorization, execution and delivery of such document by the counterparty, will be legal, valid and binding obligations of such Person enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)        Non-Contravention.  Assuming the receipt of the CMA Consent and all Other Required Governmental Approvals, and the expiration of any related waiting periods, the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not (i) violate or conflict with any provision of the Constituent Documents of Purchaser or any of its Affiliates, (ii) violate or conflict with any Applicable Law or Permit applicable to Purchaser or any of its Affiliates, or (iii) constitute a breach (or event which, with the giving of notice or the lapse of time, would constitute a breach) under, or give any third party any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Purchaser or any of its Affiliates, pursuant to any Contract or Order to which Purchaser or any of its Affiliates is a party, except in the cases of clauses (ii) and (iii) of this Section 4.1(d), for any such conflicts, violations, breaches, terminations, accelerations, cancellations or creations that would not be reasonably likely to be material.

Section 4.2         Financing.  As of the Closing, Purchaser will have available sufficient cash, available lines of credit, committed debt or equity financing, or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.  Purchaser’s obligations hereunder are not subject to any condition regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereunder.

Section 4.3         Approvals.  Other than (i) the CMA Consent and the Other Required Governmental Approvals and (ii) as would not be material to Parent, neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing or registration with, or (iii) give any notice to, any Governmental Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not be reasonably likely to have a Purchaser Material Adverse Effect.  No event has occurred nor has any circumstance arisen that would reasonably be likely to result in the failure any Other Required Governmental Approvals or of any other authorizations to be received in a timely manner in order to permit the consummation of the transactions contemplated by this Agreement.

Section 4.4         Finder’s Fees.  Except for CapM LLC, whose fees will be paid by Purchaser or one of its Affiliates, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.5         No Litigation.  There is no Proceeding by any Person pending or, threatened in writing against Purchaser or its Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.6         Securities Law Compliance.  Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Purchaser understands that the Target Equity Interests have not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all Applicable Laws.  Purchaser is acquiring the Target Equity Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of Applicable Law.  Purchaser has not, directly or indirectly, offered the Target Equity Interests to anyone or solicited any offer to buy the Target Equity Interests from anyone, in each case that would have the effect of bringing such offer and sale of the Target Equity Interests by Purchaser within the registration requirements of the Securities Act or the Applicable Laws of any other jurisdiction.

Section 4.7         Due Diligence by Purchaser.  Purchaser acknowledges that it has conducted an independent investigation of the Business and the operations, assets, Liabilities and financial condition of the Target Company in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied on the results of its own independent investigation and the representations and warranties in Article III in connection with the Target Company and the subject matter of this Agreement.  Purchaser has, among other things, had full access to the documents provided by Seller to Purchaser in the VDR and received the Seller Disclosure Schedule.  Purchaser has also received certain projections and other forecasts (including in the “GIPHY Management Presentation” and report titled “GIPHY Monetization Pathways” relating to the Business), including projected financial statements, cash flow items, capital expenditure budgets and certain business plan information, and acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, and (b) Seller has made no representation or warranty with respect to such projections and forecasts.

Section 4.8         Solvency.  After giving effect to the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and payment of all related fees and expenses, Purchaser will be Solvent as of and immediately following the Closing.  For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its Liabilities as they mature.

Section 4.9         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser disclaims any other representations or warranties.  Except for the specific representations and warranties expressly made by Seller in Article III (as qualified by the applicable items disclosed in the Seller Disclosure Schedule), Purchaser specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Seller or any other Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Seller or any other Person.

ARTICLE V

COVENANTS

Section 5.1         Conduct of the Business.

(a)        During the period from the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 8.1), except (i) as required by Applicable Law or required by any Governmental Authority; (ii) as expressly permitted or required under this Agreement; (iii) as set forth in Section 5.1(a) of the Seller Disclosure Schedule; (iv) any action taken in connection with disaster recovery, response or mitigation (including with respect to any epidemic, pandemic or disease outbreak (including the COVID-19 virus)) or related emergency response efforts with the intention of minimizing any adverse effect resulting from such efforts or (v) as otherwise consented to or waived in writing by Purchaser (which waivers or consents shall not be unreasonably withheld, conditioned or delayed), Seller (to the extent related to the Business; provided that the following clauses (x) and (y) shall apply to Seller (and not only to the Target Company and its Subsidiaries) to the extent unrelated to the Business only if the act or omission in question would or would reasonably be expected to be materially adverse to the Target Company, its Subsidiaries or the Business) (x) shall, and shall cause the Target Company and its Subsidiaries to, use commercially reasonable efforts to, (A) carry on the Business in all material respects in the ordinary course of business consistent with past practice and (B) preserve intact the business organization of the Business, maintain the relationships of the Target Company and its Subsidiaries with their respective customers and suppliers and other persons having material business relationships with the Business in all material respects, and use commercially reasonable efforts to keep available the services of its officers and key employees and (y) shall not, and shall cause the Target Company and its Subsidiaries not to (it being agreed that any action specifically addressed by any of the provisions below shall not constitute a breach of clause (x) unless such action is a breach of such provision below):

(i)       amend in any material respect or in any manner adverse to Purchaser any provision of the Constituent Documents of the Target Company or its Subsidiaries;

(ii)      issue, sell, pledge, transfer, dispose of or encumber (other than Permitted Liens) any Target Equity Interests or any other ownership or equity interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Target Equity Interests or any other ownership or equity interests;

(iii)      declare or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any Target Equity Interests, or effect a reduction of the capital of the Target Company;

(iv)       except in relation to a Seller Consolidated or Combined Tax Group, (A) make, change or revoke any material Tax election of the Target Company and its Subsidiary, (B) change any method of accounting for Tax purposes of the Target Company and its Subsidiary, (C) amend any material Tax Return of the Target Company and its Subsidiary, (D) settle or otherwise resolve any claim for, or enter into any closing or similar agreement regarding, any material amount of Taxes of the Target Company and its Subsidiary, (E) surrender any right to claim a refund of any material amount of Taxes paid of the Target Company and its Subsidiary, (F) cause the Target Company or its Subsidiary to enter into any Tax Sharing Agreement or (G) consent to any extension or waiver of the limitation period applicable to any material Tax matter of the Target Company or its Subsidiary;

(v)        transfer, sell, lease, or otherwise dispose of, grant a Lien on or permit a Lien to exist on, any material properties or assets of the Target Company or its Subsidiaries, other than (A) any Permitted Liens or (B) with respect to Intellectual Property Rights;

(vi)    incur or assume any Debt or issue any debt securities or assume, grant, guarantee or endorse, or make any other accommodation arrangement making the Target Company or its Subsidiaries responsible for, the obligations of any other Person, or any loans, advances, capital contributions or investments in any other Person;

(vii)     cancel, satisfy or discharge any debts or claims or amend, terminate or waive any rights of value in respect of the Target Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii)    make any capital expenditures exceeding $25,000 per expenditure or $100,000 in the aggregate for, by or on behalf of the Target Company or its Subsidiaries;

(ix)       make any loan to (or forgive any loan to) or enter into any other transactions with any of the Business Employees;

(x)      abandon, allow to lapse, fail to maintain, transfer, assign, dispose of or grant a Lien (other than a Permitted Lien) on any Registered IP, (B) assign, transfer, grant any License (other than non-exclusive Licenses granted to customers, vendors, consultants or partners in the ordinary course of business consistent with past practices) under or with respect to, or grant a Lien (other than a Permitted Lien) on any Intellectual Property Rights included in the Business IP that are material to the Business; (C) disclose any material Confidential Information of the Target Company or any of its Subsidiaries to any Person (other than pursuant to written confidentiality agreements entered into in the ordinary course of business that contain reasonable protections to preserve all rights therein); (D) take any action, or knowingly omit to do any act, whereby any Registered IP becomes invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; (E) subject any source code for any material proprietary Software included in the Business IP to Copyleft Terms; or (F) disclose any source code included in the Business IP to any Person (other than providing access to current employees and consultants of the Target Company (or current employee and consultants of Seller who had access to such source code in the ordinary course of business prior to the date hereof) on a need to know basis in the ordinary course of business and consistent with past practice);

(xi)      take any action that would result in the Target Company having one or more Subsidiaries (other than as listed on Section 3.1(e) of the Seller Disclosure Letter), or acquire any equity interests in any other Person;

(xii)      acquire by merger or consolidation with, or by purchase of a substantial portion of the assets or business of, or by any other manner, any Person or any division or line of business thereof, or otherwise acquire any material assets of or Equity Interests in any Person, or enter into any new line of business that is material to the Business, taken as a whole, in each case solely with respect to the Target Company and its Subsidiaries;

(xiii)     adoption of any plan of merger, consolidation, or reorganization by or with respect to the Target Company or its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy law, consent to the filing of any bankruptcy petition against the Target Company under any similar law, or liquidate, dissolve or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization of the Target Company;

(xiv)     other than in the ordinary course of business consistent with past practice, amend, modify, waive or terminate, in each case, in any material respect, any material right under any existing Material Contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract, except renewals of existing Material Contracts on terms that are, in the aggregate, at least as favorable to the Target Company or its Subsidiaries as the terms thereof on the date of this Agreement; provided, however, that in no event shall the Target Company or its Subsidiaries enter into, amend, modify, waive or terminate, in each case, a Material Contract referred to in Section 3.15(a)(ii) or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract referred to in Section 3.15(a)(ii);

(xv)      grant any increase in the compensation payable to the Business Employees, except increases granted in the ordinary course of business and consistent with past practices, or increases required by Applicable Law or any Employee Plan;

(xvi)    other than as required under Applicable Law, adopt, amend in any material respect or terminate any Employee Plan that is maintained, entered into or sponsored by the Target Company or its Subsidiaries other than an Employee Plan not having contractual effect;

(xvii)   enter into any severance agreement with, or grant any severance or termination payment to, any Business Employee or individual independent contractor providing services primarily to the Business other than as required by Applicable Law, any Employee Plan or any agreement in effect on the date hereof;

(xviii)   hire, engage or terminate without cause any Business Employee having an annual base salary in excess of $100,000;

(xix)    (A) grant any most favored nation pricing, rebate or volume discount arrangement to any customer, or (B) other than in the ordinary course of business, make any material change in the manner in which the Target Company or any of its Subsidiaries markets its products or extend discounts or credits to customers; or

(xx)      enter into a Contract or otherwise agree to take any of the foregoing actions, or take any action that would result in any of the foregoing.

(b)        Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or the Target Company’s or its Subsidiaries’ operations prior to the Closing.  Prior to the Closing, Seller shall exercise, to the extent consistent with the terms and conditions of this Agreement and the requirements and obligations of the CMA (including, but not limited to as set forth in the CMA Final Order), complete control and supervision over the Target Company’s or its Subsidiaries’ operations.

Section 5.2         Reasonable Best Efforts.

(a)        The Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all reasonable actions, and do or cause to be done all reasonable things, reasonably necessary, proper or advisable on their respective parts under this Agreement and Applicable Laws to satisfy the conditions set forth in Article VI and to consummate and make effective the transactions contemplated by the Transaction Documents with the intent of effecting the Closing as promptly as practicable, including (i) obtaining the CMA Consent and (ii) preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, waivers, Orders, interpretive guidance, exemptions, Permits and authorizations necessary to be obtained from any Governmental Authority (including the Other Required Governmental Approvals) in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents (the foregoing (i) and (ii), collectively, the “Required Governmental Approvals”); provided, however, that each Party agrees to, and to cause its respective Affiliates to, reasonably consult with each other in advance of any filing, and agrees to consider and reasonably take into account the views of the other Party in connection with each such filing; provided, further, that, notwithstanding the foregoing provisions of this Section 5.2(a) or any other provision of this Agreement, in no event shall Purchaser, Seller or any of their respective Affiliates be required to (x) take or agree to any action, concession or undertaking for an Antitrust Remedy or (y) commence, threaten or otherwise seek to commence any Proceeding against a Governmental Authority; and provided, further, that notwithstanding the foregoing provisions of this Section 5.2(a) or any other provision of this Agreement, in no event shall Purchaser, Seller or any of their respective Affiliates make any filing with respect to a Required Governmental Approval related to Antitrust Laws without the prior written consent of the other Party (any such mutually agreed Required Governmental Approvals, “Other Required Governmental Approvals”).

(b)        The Parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by either Party or its Affiliates (as the case may be) or, to its Knowledge, its Representatives from any Governmental Authority with respect to the transactions contemplated by this Agreement, including, but not limited to the Required Governmental Approvals, in each case to the extent permitted by Applicable Law.  The Parties shall consult with one another in good faith with respect to the obtaining of all Required Governmental Approvals and each Party shall keep the other apprised on a prompt basis of the status of matters relating to such Required Governmental Approvals.  The Parties shall give notice to each other as promptly as reasonably practical of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its respective ability to obtain any Required Governmental Approval.  Notwithstanding the foregoing, the Parties may, as they deem advisable, designate any privileged, competitively sensitive, or confidential materials provided to the other under this Section 5.2 or any other section of this Agreement as “outside counsel only.”  Such materials and the information contained therein shall be disclosed only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the disclosing party.

Section 5.3         CMA Consent.

(a)        Purchaser understands that Purchaser and this Agreement are subject to the prior approval of the CMA and that Seller is entering into this Agreement pursuant to the CMA Final Order.  Purchaser, as promptly as practicable after the date hereof (to the extent Purchaser has not already completed the following activities), will (i) promptly prepare and furnish all necessary information and documents reasonably requested by the CMA and any other Governmental Authority, (ii) use reasonable best efforts to demonstrate to the CMA and any other Governmental Authority that Purchaser is an acceptable purchaser of the Target Equity Interests and that Purchaser will be able to compete effectively using the assets of the Target Company along with its own assets, and (iii) reasonably cooperate with Seller in obtaining the CMA Consent and any other approvals by the CMA and any other Governmental Authority.  Seller, to the extent (i) required by the CMA or (ii) requested by Purchaser in response to a written requirement by the CMA, will, subject to compliance with Applicable Laws, as promptly as practicable use reasonable best efforts to provide any information reasonably required to assist Purchaser to obtain the CMA Consent.

(b)        Nothing in this Agreement shall prevent Seller from complying with the CMA Consent and Seller shall not be considered in breach of this Agreement for taking actions to comply with the CMA Consent.  The Parties shall jointly control strategy and communications with the CMA and any other Governmental Authorities (including in connection with any efforts to obtain the CMA Consent) subject to the good faith consideration of the other’s views and comments in consultation with outside counsel with respect to any material strategy or material communication with any Governmental Authority.

(c)        Purchaser shall, to the extent not prohibited by Applicable Laws, promptly notify Seller of any communication Purchaser or its Affiliates receive from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit Seller to review in advance any proposed communication by or on behalf of Purchaser or any of its Affiliates to any Governmental Authority, unless the staff of such Governmental Authority requires otherwise.  Any such provision of proposed communications or other information by Purchaser to Seller may be made on an outside counsel-only basis to the extent required under Applicable Law (including any applicable Antitrust Laws), and any such materials may be redacted (i) to remove references concerning the valuation of the Target Company or Target Equity Interests, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or (iv) as otherwise necessary to comply with Applicable Law.  For the avoidance of doubt the Seller acknowledges that the Purchaser shall not be required to share any competitively sensitive information with the Seller or its outside counsel including but not limited to the Purchaser’s plans for the Target Company.

Section 5.4         Access and Information.

(a)        From the date hereof until the Closing, subject to any Applicable Law, Seller, in its reasonable discretion and to the extent not unreasonably disruptive to the Business Employees and the Business, shall, and shall cause its Affiliates to, afford Purchaser and its Affiliates, subject to any contractual restrictions, reasonable access during normal business hours upon reasonable advance notice to the books and records of the Business and senior management of the Target Company, its Subsidiaries and their respective agents and auditors to the extent reasonably required by Purchaser to ensure an orderly and efficient transition of the Business to Purchaser, to prepare for the Closing and to facilitate the satisfaction of the conditions to the Closing under Article VI or as otherwise required in connection with any Transaction Document or in furtherance of the transactions contemplated thereby; provided, however, that in no event shall Purchaser have access to any information (i) that relates to any portion of the business of Seller or its Affiliates that is not being transferred pursuant to this Agreement (including any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers) or (ii) that in Seller’s reasonable determination, the disclosure of which could be reasonably expected to affect any legal privilege or result in (A) the disclosure of any trade secrets, (B) the violation of any obligations of Seller or Seller’s Affiliates with respect to confidentiality if Seller or Seller’s Affiliates shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (C) the violation of Applicable Law.  In the event that disclosing information would violate any obligation of Seller or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so, and Seller shall use its reasonable best efforts to enable such information to be made available in a way that would not violate such confidentiality obligations, Applicable Law, including, but not limited to, providing such information in a redacted format, or, if such redaction would result in pertinent information being omitted, Seller shall make such information available if Purchaser delivers confidentiality undertakings reasonably satisfactory to Seller.  Notwithstanding anything to the contrary herein, the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.  Notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any Representative of Purchaser any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for pro forma information related solely to the Target Company and/or its Subsidiary.

(b)        For a period of six (6) years following the Closing, to the extent permitted by Applicable Law and to the extent not unreasonably disruptive to the Business, Purchaser agrees to provide (or cause its Affiliates to provide) Seller, subject to any contractual restrictions, reasonable access during normal business hours upon reasonable advance notice to all necessary access to all books and records and other documents (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Target Company and its Subsidiaries that it acquires pursuant to this Agreement and to the Target Company’s and its Subsidiaries’ assets, properties and Representatives, in each case, to the extent that such access is reasonably required by Seller or its Affiliates, (i) to prepare financial statements, Tax filings or regulatory filings of Seller in respect of periods ending on or prior to the Closing Date, (ii) to comply with the terms of any Transaction Document, any Applicable Law or request of any Governmental Authority, or (iii) to defend or prosecute any judicial, arbitral or regulatory Proceeding to which Seller or any of its Affiliates is a party relating to the business and affairs of the Target Company and its Subsidiaries prior to the Closing, in each case, subject, in the case of any Confidential Information of Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries), to Seller and its Representatives agreeing to maintain the confidentiality of such information (except in the case of information required to prepare Tax filings or regulatory filings of Seller in respect of periods ending on or prior to the Closing Date); provided, however, that in no event shall Seller have access to any information the disclosure of which, based on advice of Purchaser’s counsel, or in Purchaser’s reasonable determination, would reasonably be expected to adversely affect any legal privilege or result in (A) the disclosure of any trade secrets, (B) the violation of any obligations of Purchaser or Purchaser’s Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries) with respect to confidentiality if Purchaser or Purchaser’s Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries) shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (C) the violation of Applicable Law.  In the event that disclosing information would violate any obligation of Purchaser or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Purchaser shall make such information available if Seller delivers confidentiality, and if reasonably required, indemnity, undertakings reasonably satisfactory to Purchaser.  Notwithstanding anything to the contrary in this Section 5.4(b), the auditors and independent accountants of Purchaser or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.

(c)        For a period of six (6) years following the Closing, to the extent permitted by Applicable Law and to the extent not unreasonably disruptive to the Seller, Seller agrees to provide (or cause its Affiliates to provide) Purchaser, subject to any contractual restrictions, reasonable access during normal business hours upon reasonable advance notice to all necessary access to all books and records and other documents of the Target Company and its Subsidiaries, in each case, to the extent that such books, records and other documents that are in Seller’s possession or control and access is reasonably required by Purchaser or its Affiliates, (i) to prepare financial statements, Tax filings or regulatory filings of Purchaser in respect of periods ending on or prior to the Closing Date, (ii) to comply with the terms of any Transaction Document, any Applicable Law or request of any Governmental Authority, or (iii) to defend or prosecute any judicial, arbitral or regulatory Proceeding to which Purchaser or any of its Affiliates is a party relating to the business and affairs of the Target Company and its Subsidiaries prior to the Closing, in each case, subject, in the case of any Confidential Information of Seller or any of its Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries), to Purchaser and its Representatives agreeing to maintain the confidentiality of such information (except in the case of information required to prepare Tax filings or regulatory filings of Purchaser in respect of periods ending on or prior to the Closing Date); provided, however, that in no event shall Purchaser have access to any information the disclosure of which, based on advice of Seller’s counsel, or in Seller’s reasonable determination, would reasonably be expected to adversely affect any legal privilege or result in (A) the disclosure of any trade secrets, (B) the violation of any obligations of Seller or Seller’s Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries) with respect to confidentiality if Seller or Seller’s Affiliates (including, for the avoidance of doubt, the Target Company and its Subsidiaries) shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (C) the violation of Applicable Law.  In the event that disclosing information would violate any obligation of Seller or any of its Affiliates with respect to confidentiality, the Parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Seller shall make such information available if Purchaser delivers confidentiality, and if reasonably required, indemnity, undertakings reasonably satisfactory to Seller.  Notwithstanding anything to the contrary in this Section 5.4(c), the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.  Notwithstanding anything to the contrary in this Section 5.4(c), neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any Representative of Purchaser any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for pro forma information related solely to the Target Company and/or its Subsidiary.

Section 5.5         Books and Records.  Subject to Section 5.6(b), Seller and its Affiliates shall have the right to retain copies of all books, data, files, information, records, documents, correspondence and other materials (“Books and Records”) in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Target Company and the Business relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Business Employees, (ii) as required by any legal or regulatory authority, including any Applicable Law or regulatory request or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to the Transaction Documents or any other agreement between Seller and its Affiliates (other than the Target Company), on the one hand, and the Target Company, on the other hand, that will remain in effect after the Closing, in each case subject to compliance with all Applicable Laws.  With respect to all Books and Records of the Target Company existing as of the Closing Date, Purchaser shall, and shall cause the Target Company to, (A) comply in all material respects with all Applicable Laws, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser and (C) for at least six (6) years after the Closing Date (or longer if required by Applicable Law, including, in the case of Books and Records that relate to Tax matters, until the expiration of the applicable statute of limitations for assessing Taxes with respect to the Tax matters to which such Books and Records relate), preserve and retain all such Books and Records.

Section 5.6         Confidentiality.

(a)        Sections 1 to 5 (inclusive) of the Confidentiality Agreement shall cease to have any force or effect as of the Closing Date.

(b)        Subject to Section 5.6(c) and Section 5.7, from and after the Closing Date, (i) each Party that receives or obtains Confidential Information, or whose Representatives receive or obtain Confidential Information (collectively, the “Receiving Party”), from or on behalf of the other Party or any of its Affiliates or Representatives (collectively, the “Disclosing Party”) as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) shall treat such Confidential Information as confidential and shall not disclose or use any such Confidential Information except as provided herein.  For the avoidance of doubt, Seller shall be deemed to be a Receiving Party with respect to Confidential Information included in the Business IP or concerning the Business or the Target Company or its Subsidiaries.

(c)        Section 5.6(b) shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) the disclosure or use is required by Applicable Law or any recognized stock exchange on which the Equity Interests of the Receiving Party or its Affiliates are listed (provided that, to the extent permitted by Applicable Law, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate, at the Disclosing Party’s sole cost and expense, in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (ii) disclosed to any Governmental Authority with jurisdiction over the Receiving Party or its Affiliates (provided that, to the extent permitted by Applicable Law, prior to such disclosure the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate, at the Disclosing Party’s sole cost and expense, in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (iii) the disclosure or use is required for the purpose of any administrative or judicial Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the Tax affairs of the Disclosing Party, (iv) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by its Representatives of this Section 5.6), (v) the Confidential Information is or becomes generally available to the public (other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives), (vi) except with respect to Confidential Information included in the Business IP or that concerns the Business or the Target Company or its Subsidiaries, the Confidential Information is already in the Receiving Party’s possession prior to receipt from the Disclosing Party (provided that such Confidential Information is not known by the Receiving Party to be subject to another confidentiality obligation), (vii) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation), (viii) in the case of disclosure or use by Purchaser and its Affiliates, the Confidential Information relates exclusively to the Target Company or is independently developed after the Closing, or (ix) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval.  For the avoidance of doubt, Section 5.6(b) shall not prohibit sharing of Confidential Information between Seller and its Affiliates or Purchaser and its Affiliates.

Section 5.7         Announcements.  Neither Party shall, and each Party shall cause its respective Affiliates and Representatives not to, issue any press release or make any written public announcement relating to the subject matter of this Agreement until the Closing Date without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Applicable Law, any Governmental Authority or any recognized stock exchange on which the Equity Interests of either Party or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made and consider in good faith any comments from such other Party thereon); provided, further, that Purchaser may issue a press release upon each of the signing of this Agreement and Closing announcing such signing or closing, as applicable, and describing the purchase of the Target Equity Interests and the transactions related thereto, in each case in a form to be mutually agreed by the Parties in good faith.

Section 5.8         Insurance.

(a)        With respect to the Business, Seller shall (i) keep, or cause to be kept, all insurance policies maintained by or on behalf of Seller (to the extent related to the Business) and the Target Company or suitable replacements therefor (with terms, conditions, retentions and limits of Liability that are substantially similar in all material respects to the existing policies or otherwise consistent with the market practice of businesses of a similar size and type), in full force and effect until the close of business on the Closing Date.

(b)        Purchaser and its Affiliates (including, after the Closing, the Target Company) will not have access to, and shall not be permitted to make any claims under, any of Seller’s or any of its Affiliates’ insurance policies and programs with respect to any events or circumstances, including events or circumstances relating to the Business that occurred or existed prior to the Closing.

Section 5.9         Interest in Intellectual Property.  (a) Purchaser acknowledges and agrees that except as expressly set forth in a Transaction Document, none of Purchaser or its Affiliates (including, after the Closing, the Target Company) is purchasing, acquiring, receiving a License to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned by or licensed to Seller or any of its Affiliates (other than Intellectual Property owned by or licensed to the Target Company or its Subsidiaries). (b) Seller acknowledges and agrees that none of Seller or its Affiliates (excluding, after the Closing, the Target Company and its Subsidiaries) is, by way of this Agreement, purchasing, acquiring, receiving a License to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned by or licensed to Purchaser, the Target Company or its Subsidiaries except as expressly set forth in a Transaction Document.

Section 5.10       Employee Matters.

(a)        As soon as practicable after the date of this Agreement and in any event within five (5) Business Days of the date of this Agreement, Purchaser shall, or shall cause one of its Affiliates to, make offers of employment effective as of the Closing, or with respect to each Business Employee who is a Leased Employee (as defined in the Transition Services Agreement), effective upon the expiration of the Employee Leasing Term (as defined in the Transition Services Agreement), to each Business Employee who is employed or engaged by Seller or an Affiliate thereof (other than the Target Company or one of its Subsidiaries), including any such Business Employee who is not actively at work at the Closing (each an “Inactive Employee”). Each offer of employment by Purchaser or an Affiliate thereof pursuant to this Section 5.10(a) shall be in writing and shall offer employment (i) in a position that is substantially similar (or more senior) to the position held by such Business Employee immediately prior to the Closing, (ii) with a title of their position that is substantially similar to the title held by such Business Employee immediately prior to the Closing, (iii) with the same general location of employment as (which, in any event, shall not be more than 25 miles from) such Business Employee’s location of employment or service, as applicable, as of immediately prior to the Closing, (iv) with substantially the same responsibilities as such Business Employee’s responsibilities as of immediately prior to the Closing, and (v) in compliance with all other covenants set forth in this Section 5.10. Seller shall terminate (x) the employment or service, as applicable, of all Transferred Employees and (y) the participation of all Transferred Employees in the Employee Plans, in each case, effective as of the Closing.  Seller and Purchaser intend that the transactions contemplated by this Agreement shall not result in a severance of employment or service, as applicable, of any Transferred Employee for purposes of any Employee Plan and that the Transferred Employees shall have continuous and uninterrupted employment or service, as applicable, immediately before and immediately after the Closing, and Purchaser and Seller shall use reasonable efforts to ensure the same.  Each Inactive Employee shall become a Transferred Employee as of the date such Inactive Employee has been cleared for, and presents himself or herself to Purchaser for, active employment or service on or prior to the date that is six months following the Closing Date and, except as otherwise required by Applicable Law or as otherwise specifically provided in this Agreement, all references in this Agreement to the Closing or the Closing Date in respect of an Inactive Employee shall instead be deemed to refer to the date such Inactive Employee actually commences employment or service with Purchaser or one of its Affiliates.  Each Leased Employee shall become a Transferred Employee in accordance with the terms of the Transition Services Agreement and all references in this Agreement to the Closing or the Closing Date in respect of a Leased Employee shall instead be deemed to refer to the date such Leased Employee actually commences employment with Purchaser or one of its Affiliates.  If any Transferred Employee requires a visa, work permit or pass or other approval for his or her employment to continue with Purchaser or its Affiliates, Purchaser shall use its reasonable best efforts to see that any necessary applications are promptly made and to secure the necessary visa, permit, pass or other approval.  Purchaser shall comply with all Applicable Laws relating to the offers of employment to Business Employees and the continuation of employment or service of the Transferred Employees after the Closing.

(b)        With respect to each benefit plan, program, practice, policy or arrangement maintained by Purchaser or an Affiliate of Purchaser (including the Target Company) following the Closing and in which any of the Transferred Employees participate following the Closing (each, a “Purchaser Plan”), and except any severance plan or policy or to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting and accrual of and entitlement to benefits, service with Seller and its Affiliates (or predecessor employers to the extent Seller or any of its Affiliates provides past service credit) shall be treated as service with Purchaser and its Affiliates.  Purchaser shall use commercially reasonable efforts to cause each Purchaser Plan that is a group health plan to waive for each Transferred Employee (except for Transferred Contractors) and his or her eligible dependents any eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations (except to the extent that such requirements or limitations applied to the Transferred Employee prior to the Closing under comparable Employee Plans).  Purchaser agrees that it will use commercially reasonable efforts give Transferred Employees credit under the Purchaser Plans providing medical (but not dental, or vision), hospital or pharmaceutical benefits in which such Transferred Employees participate for amounts paid prior to the Closing during the calendar year in which the Closing occurs under a corresponding Employee Plan for purposes of applying deductibles, co-payments, out-of-pocket maximums and other eligible expenses as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Plan (to the extent (i) such credit would have been given for such amounts under the corresponding Employee Plan prior to the Closing and (ii) Purchaser provides Seller with adequate information so that providing such credit is administratively feasible).

(c)        Until August 15, 2024, Purchaser agrees to provide or cause its Affiliates to provide each Transferred Employee: (i) subject to the terms of the Transition Services Agreement, (A) a base salary (or annualized consulting fees, as applicable) and target cash incentive compensation opportunity (if any) that, in each case, is no less favorable than the base salary (or annualized consulting fees, as applicable) and target cash incentive compensation opportunity (if any) in effect for such Transferred Employee immediately prior to the Closing and (B) incentive compensation in the form of cash bonuses; (ii) if the Transferred Employee is an employee of Purchaser or its Affiliates, eligibility for grants of Purchaser equity awards in accordance with the ordinary course equity grant policies and practices of Purchaser consistent with past practices; and (iii) if the Transferred Employee is an employee of Purchaser or its Affiliates, defined contribution retirement (401(k)), health and welfare benefits and other employee benefits (other than severance) that, in the aggregate, are no less favorable than those in effect for the Transferred Employee immediately prior to the Closing.

(d)        Purchaser and its buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to each Transferred Employee who commences employment with Purchaser or its Affiliates on or after the Closing (and not, for the avoidance of doubt, any Business Employee who does not commence employment with Purchaser or its Affiliates) and who experience a “qualifying event” within the meaning of Section 4980B of the Code following the Closing.

(e)        Seller shall pay an amount in cash to each applicable Transferred Employee equal to any accrued but unused vacation and paid time off to which each such Transferred Employee is entitled pursuant to the vacation and paid time off policies applicable to such Transferred Employee immediately prior to the Closing.

(f)        As of the Closing Date, Transferred Employees who commence employment with Purchaser or its Affiliates shall become members of a class of employees eligible to participate in a Purchaser Plan that is a qualified arrangement under Section 401(k) of the Code (“Purchaser 401(k) Plan”).  Purchaser shall take all steps necessary to cause the Purchaser 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including a rollover of any associated plan loans.

(g)        Purchaser acknowledges and agrees that, if Purchaser or one of its Affiliates terminates the employment or service of any Transferred Employee without “cause” (as defined in any applicable employment agreement, offer letter or similar arrangement with any Transferred Employee or, in the absence of any such arrangement, as defined in Purchaser Plans for purposes of terminations of similarly-situated employees of Purchaser and its Affiliates) during the period immediately following the Closing until August 15, 2024, Purchaser shall pay or provide a cash amount to such terminated Transferred Employee in accordance with the terms of the applicable offer letter and the Transition Services Agreement.

(h)        Purchaser and its Affiliates shall be solely responsible for complying with the WARN Act and any similar Applicable Law requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Transferred Employees as a result of any action by Purchaser and its Affiliates on or after to the Closing Date.  Purchaser shall indemnify and hold harmless Seller and its Affiliates against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 5.10(i).

(i)        Notwithstanding the foregoing, nothing contained herein shall obligate Purchaser or its Affiliates to maintain the employment or engagement of any Business Employee for any specific period of time.  The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including, for the avoidance of doubt, any Business Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights, including any third-party beneficiary rights, or remedies under or by reason of any provision of this Agreement, or (ii) be construed as an amendment to any Employee Plan, Purchaser Plan or other employee benefit plan or program.

Section 5.11       Termination of Certain Affiliate Arrangements; Certain Releases.

(a)        Subject to Applicable Law, on or prior to the Closing Date, all Related Party Contracts (other than those set forth in Schedule 5.11 hereto) shall be terminated as between Seller and its Affiliates (other than the Target Company and its Subsidiaries), on the one hand, and the Target Company and its Subsidiaries, on the other hand.

(b)        Subject to Section 5.11(a), at or prior to the Closing, the Target Company shall execute releases acquitting, releasing and discharging Seller and its Affiliates (other than the Target Company and its Subsidiaries) from any and all Liabilities to the Target Company and its Subsidiaries that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, other than in respect of the Contracts listed on Schedule 5.11 hereto; provided that, this Section 5.11(b) shall not affect any Purchaser Indemnified Party’s rights to indemnification set forth in Article IX.

Section 5.12       Other Transaction Documents.  At the Closing, each Party shall, and shall cause its respective Affiliates to, execute each Transaction Document substantially in the form attached hereto (other than this Agreement) to which it is contemplated to be a party.

Section 5.13      Audited Accounts.  Subject to Section 5.6(b), as reasonably requested by Purchaser, Seller and its Affiliates shall use commercially reasonable efforts to: (a) assist Purchaser in preparing the Carve-Out Financial Statements that Purchaser is required to file with the SEC; (b) make information, records and documents (to the extent in the possession of the Seller and its Affiliates) available to Purchaser as required for the Carve-Out Financial Statements; and (c) make Seller Representatives reasonably available during Seller business hours to provide additional information and explanation of any material provided hereunder.

Section 5.14       Further Assurances.  The Parties agree that, from time to time, whether before, on or after the Closing Date, each of them shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other Party to carry out the purposes and intents of this Agreement.  If within 90 days after the Closing, Purchaser or Seller become aware that any Contract or asset to which Seller or its Affiliates is a party that is solely related to the Business has not been transferred or assigned to Purchaser or the Target Company, it shall promptly notify the other Party and, if requested by Purchaser, Seller shall use its commercially reasonable efforts to transfer or assign such Contract to Purchaser or the Target Company.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1         Conditions to Each Party’s Obligations.  The obligations of the Parties to effect the Closing are subject to the satisfaction (or written waiver by each Party, if permissible under Applicable Law) on or prior to the Closing of each of the following conditions:

(a)        Antitrust Approval.  The CMA Consent shall have been obtained.

(b)        No Prohibition.  There shall be no Applicable Law in effect enjoining or otherwise prohibiting the Closing and no Proceedings to enjoin or otherwise prohibit the Closing commenced by any Governmental Authority shall be pending.

Section 6.2         Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the Closing is also subject to the satisfaction (or written waiver by Purchaser, if permitted under Applicable Law) on or prior to the Closing of the following conditions:

(a)        Representations and Warranties.  Each of the representations and warranties of Seller contained in Article III shall be true and correct when made and on and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) except where the failures of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (disregarding any limitations as to materiality or Business Material Adverse Effect set forth therein); provided that the Seller Fundamental Representations shall be true and correct in all respects when made and on and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date), except for such failures to be true and correct that, individually and in the aggregate, are de minimis.

(b)        Covenants.  The covenants and agreements of Seller set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)        No Business Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Business Material Adverse Effect.

(d)        Business Employees. No fewer than twenty percent (20%) of the Business Employees who have received offers of employment from Purchaser or its Affiliate shall have remained continuously employed or engaged by Seller or the Target Company from the date hereof through the Closing and shall become Transferred Employees pursuant to the execution of an offer letter or letter of engagement with Purchaser or its Affiliate, which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such offer letter or letter of engagement.

(e)        Officer’s Certificate.  There shall have been delivered to Purchaser a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying the satisfaction of the conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(f)        Deliveries.  Seller shall have delivered, or caused to have been delivered, (i) to Purchaser all of the documents and agreements set forth in Section 2.5(b) (other than the payment referenced in Section 2.4(b)(ii), which shall be delivered at the Closing).

Section 6.3         Conditions to Obligations of Seller.  The obligation of Seller to effect the Closing is also subject to the satisfaction (or written waiver by Seller, if permitted under Applicable Law) on or prior to the Closing of the following conditions:

(a)        Representations and Warranties.  Each of the representations and warranties of Purchaser contained in Article IV shall be true and correct when made and on and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date) except where the failures of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (disregarding any limitations as to materiality or Purchaser Material Adverse Effect set forth therein); provided that the Purchaser Fundamental Representations shall be true and correct in all respects when made and on and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date), except for such failures to be true and correct that, individually and in the aggregate, are de minimis.

(b)        Covenants.  The covenants and agreements of Purchaser set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)        Officer’s Certificate.  There shall have been delivered to Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, certifying the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).

(d)        Deliveries.  Purchaser shall have delivered, or caused to have been delivered, to Seller all of the documents and agreements set forth in Section 2.5(a) (other than the payment referenced in Section 2.5(a)(i), which shall be delivered at the Closing).

Section 6.4         Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1         Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, recording, value-added and other similar Taxes (including all applicable real estate transfer Taxes) imposed on the sale and purchase of the Target Equity Interests as contemplated in Article II (“Transfer Taxes”) will be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

Section 7.2         Tax Elections.  Neither the Parties nor any of their respective Affiliates shall make any election under Section 338 or 336(e) of the Code in connection with the purchase and sale of the Target Equity Interests as contemplated by Article II.

Section 7.3         Tax Sharing Agreements.  All Tax Sharing Agreements between the Target Company and/or its Subsidiary, on the one hand, and Seller and/or any Affiliates of Seller (other than the Target Company and its Subsidiary) on the other hand, shall be terminated or modified prior to the Closing so as to cause there to be no continuing liability on the part of the Target Company or its Subsidiary.

Section 7.4         Allocation of Taxes with Respect to Straddle Periods.  For all purposes of this Agreement, any Tax liability with respect to any Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date, except for any ad valorem property or similar Taxes, which shall be prorated on a daily basis.  Notwithstanding anything to the contrary in the preceding sentence, any Purchaser Closing Date Tax shall be allocable to the post-closing portion of the applicable Straddle Period.

Section 7.5         Tax Returns; Tax Contests.

(a)        Seller shall (1) prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Seller Consolidated or Combined Tax Group with respect to any Pre-Closing Period, and (2) timely pay, or cause to be paid, all Taxes shown as due and payable on each such Tax Return. Parent shall provide Purchaser with a copy of the pro forma portion of the information reflected on such Tax Returns attributable to the Target Company and/or its Subsidiary.

(b)        With respect to each Income Tax Return of the Target Company or its Subsidiary for any Pre-Closing Period (including any Straddle Period) that is not a Tax Return of a Seller Consolidated or Combined Tax Group (a “Separate Income Tax Return”), (1) Purchaser (at Purchaser’s expense) shall prepare such Separate Income Tax Return, or cause such Separate Income Tax Return to be prepared, in a manner consistent with the past practices of the Target Company or its Subsidiary, as applicable, except as required by Applicable Law, and (2) Purchaser shall deliver, or shall cause to be delivered, to Seller, no later than thirty (30) days prior to the due date (taking into account any valid extension) for the filing of such Separate Income Tax Return, a draft of such Separate Income Tax Return for review and approval (not to be unreasonably withheld) by Seller.

(c)        Purchaser shall (1) prepare, or cause to be prepared, any Non-Income Tax Return of the Target Company or its Subsidiary that is due after the Closing Date (taking into account valid extensions) with respect to any Pre-Closing Period or Straddle Period in a manner consistent with the past practices of the Target Company or its Subsidiary, as applicable, except as required by Applicable Law, (2) timely file, or cause to be timely filed, each such Non-Income Tax Return and timely pay, or cause to be timely paid, all Taxes shown as due and payable on each such Non-Income Tax Return and (3) promptly provide, or cause to be promptly provided, to Seller a copy of each such Non-Income Tax Return, as filed (including evidence of payment).  With respect to each such Non-Income Tax Return, Seller shall, no later than the tenth (10th) Business Day after receipt of a copy of such Tax Return, make a cash payment to Purchaser equal to the amount of Taxes shown as due and payable on such Tax Return attributable to the Pre-Closing Period; provided that, if Seller disagrees with the amount of Taxes shown as due and payable on such Tax Return, (1) Seller shall notify Purchaser of such disagreement no later than the tenth (10th) Business Day described above, (2) Seller shall make a cash payment to Purchaser, no later than such (10th) tenth Business Day, equal to the portion of the Taxes shown on such Tax Return that is not in dispute, (3) Seller and Purchaser shall cooperate to resolve such disagreement (and, if the Parties resolve such disagreement, Seller shall, no later than the tenth (10th) Business Day after such resolution, make a cash payment to Purchaser of the agreed amount) and (4) if the Parties are unable to resolve such disagreement within ten (10) additional Business Days, such disagreement shall be resolved by an independent accounting firm jointly selected by the Parties.  If any portion of the amount in dispute is resolved by the jointly selected independent accounting firm in favor of Purchaser, Seller shall, no later than ten (10) Business Days after such resolution, make a cash payment to Purchaser equal to such portion.

(d)        Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, Seller shall exclusively and fully control (at its own expense) any audit or other administrative or judicial proceeding related to Taxes (“Tax Contest”) with respect to any Seller Consolidated or Combined Tax Group. Purchaser shall control at its expense any other Tax Contest of the Target Company and its Subsidiary for any Pre-Closing Period (a “Pre-Closing Tax Contest”); provided that (i) Purchaser shall keep Seller reasonably apprised of all material developments with respect to such Pre-Closing Tax Contest and (ii) Purchaser shall not settle or otherwise resolve, or permit to be settled or otherwise resolved, such Pre-Closing Tax Contest in a manner that would result in any indemnification obligation of Seller under this Agreement without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)        After the Closing, Purchaser shall not amend any previously filed Tax Return of the Target Company or its Subsidiaries or file any Tax election with respect to the Target Company and its Subsidiaries with effect to any Pre-Closing Period, in each case without the consent of Seller, not to be unreasonably withheld.

Section 7.6         Tax Refunds.  Seller shall be entitled to any refund of Taxes (including, for the avoidance of doubt, any such refund attributable to an overpayment of Tax shown on any originally filed Tax Return in respect of any Pre-Closing Period or any pre-Closing portion of any Straddle Period that is originally filed after the Closing), including any related interest received from the applicable Governmental Authority, of the Target Company or its Subsidiary that is received by Purchaser, the Target Company or the Target Company’s Subsidiary after the Closing, except to the extent (i) such refund relates to a Purchaser Closing Date Tax, (ii) arising as a result of a carryback of a loss or other Tax benefit generated in any Post-Closing Period or (iii) such refund is in respect of a Tax Return that is originally filed after the Closing Date and is attributable to the excess, if any, of (x) the Taxes shown to be due and payable on such originally filed Tax Return (to the extent actually paid by Purchaser, the Target Company, its Subsidiary or any Affiliate thereof after the Closing) over (y) the amount paid by Seller in respect of such Tax Return.  Purchaser shall pay, or shall cause to be paid, to Seller any amount to which Seller is entitled pursuant to the preceding sentence reasonably promptly after the receipt of the applicable refund by Purchaser, the Target Company or the Target Company’s Subsidiary, as applicable; provided that (1) the amount payable pursuant to the preceding sentence shall be net of any reasonable out-of-pocket costs or expenses incurred by Purchaser, the Target Company or the Target Company’s Subsidiary in obtaining such refund and any Taxes imposed on the receipt of such refund and (2) to the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller shall promptly repay to Purchaser the amount of such refund, together with any interest, penalties or additions to Tax imposed by such Governmental Authority.

ARTICLE VIII

TERMINATION

Section 8.1         Termination.  This Agreement may be terminated prior to the Closing:

(a)        by the mutual written consent of Seller and Purchaser;

(b)        by either Seller or Purchaser, if the Closing has not occurred on or before the Outside Date (as it may be extended from time to time pursuant to the terms of this Agreement); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement or to otherwise comply with any of the covenants or agreements hereof has caused or resulted in the failure of the Closing to occur prior to the Outside Date;

(c)        by either Seller or Purchaser, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser (in the case of termination by Seller) or Seller (in the case of termination by Purchaser), which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article VI to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party if the would-be terminating Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder which would give rise to the failure of any condition specified in Article VI;

(d)        by either Seller or Purchaser, if any Order enjoining any Party from consummating the transactions contemplated hereby is entered by a Governmental Authority having competent jurisdiction over the Business, Purchaser or Seller and such Order is final and nonappealable or if an Applicable Law shall have been promulgated or enacted that prohibits or otherwise makes illegal the performance of this Agreement or the transactions contemplated hereby;

(e)        by either Seller or Purchaser, after the first Business Day following the date on which the Closing should have occurred pursuant to Section 2.3 if (i) all of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Purchaser (in the case of termination by Seller) or Seller (in the case of termination by Purchaser) fails to consummate the transactions contemplated by this Agreement within one (1) Business Day following the date on which the Closing should have occurred pursuant to Section 2.3 and (iii) Seller (in the case of termination by Seller) or Purchaser (in the case of termination by Purchaser) stood ready and willing to consummate the transactions contemplated by this Agreement on such date and through the end of such one (1) Business Day period; or

(f)        by either Seller or Purchaser, if the CMA (i) withdraws, modifies or imposes additional conditions to the CMA Consent; (ii) requires an amendment or waiver to any provision of the Transaction Documents; or (iii) requires any additional agreement between Seller and Purchaser in connection with the transactions contemplated by the Transaction Documents in the case of each of the foregoing (i)-(iii), that is adverse to the terminating party unless such adverse impact is de minimis.

Section 8.2         Notice of Termination.  If Seller or Purchaser desires to terminate this Agreement pursuant to Section 8.1, it shall give written notice of such termination to (in the case of termination by Seller) Purchaser and to (in the case of termination by Purchaser) Seller.

Section 8.3         Effect of Termination.  Upon a termination of this Agreement in accordance with Section 8.1, each Party’s further rights and obligations hereunder, other than the Surviving Provisions, shall terminate, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for Fraud or any Willful Breach prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.1         Indemnification.  Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Purchaser from and against, and shall compensate and reimburse Purchaser, its Affiliates (including the Target Company) and each of Purchaser’s and its Affiliates’ respective officers, directors, employees, agents, Representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”) for all losses, Liabilities, damages, fees, costs, Taxes, claims, forfeitures, obligations, Proceedings, judgments, interest, awards, penalties and expenses (including reasonable out-of-pocket expenses of investigation and reasonable and documented attorneys’ fees and expenses in connection with any Proceeding, whether involving a Third-Party Claim or a claim solely between the Parties hereto, to enforce the provisions hereof) (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(a)        any failure of any representation or warranty made by Seller in this Agreement or the certificate referred to in Section 6.2(e) to be true and correct when made and as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), including any Third-Party Claim alleging facts that, if true, would constitute a breach of any such representation or warranty;

(b)        any breach of, or default in connection with, any of the covenants, agreements or obligations made by Seller in this Agreement;

(c)        any Pre-Closing Taxes;

(d)        any Closing Date Debt to the extent not taken into account in the calculation of the Purchase Price;

(e)        any claims for any rights to indemnification against the Target Company or its Subsidiaries arising out of any Person’s service to the Target Company or its Subsidiaries prior to the Closing in such Person’s capacity as an employee, manager, officer or consultant of the Target Company or its Subsidiaries; and

(f)         the items set forth on Schedule 9.1(f) (the “Specified Litigation”).

Section 9.2         Indemnifiable Damage Threshold; Other Limitations.

(a)        Except in the case of Fraud by or on behalf of Seller, notwithstanding anything to the contrary herein, Purchaser may not recover Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.1(a) (other than with respect to the Seller Fundamental Representations, the Tax Representations and the IP Representations) unless and until it has been determined in accordance with this Agreement that Purchaser has suffered Indemnifiable Damages for such matters in an aggregate amount greater than $640,000 (the “Deductible”), in which case Purchaser may recover such Indemnifiable Damages only to the extent they exceed the Deductible.

(b)        Except in the case of Fraud by or on behalf of Seller, if the Closing occurs, the total Liability of Seller for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.1(a) (other than with respect to the Seller Fundamental Representations), Section 9.1(c), Section 9.1(e) and Section 9.1(f) shall not exceed $12,800,000; provided, that the foregoing sentence shall not apply to any Indemnifiable Damages arising out of, resulting from or in connection with Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law.

(c)        The total liability of Seller for Indemnifiable Damages arising out of, resulting from or in connection with Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law shall not exceed $53,000,000.

(d)        Except in the case of Fraud by or on behalf of Seller or any Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.1(a) (solely with respect to the Seller Fundamental Representations), Section 9.1(b)  and Section 9.1(d), the total liability of Seller for Indemnifiable Damages arising out of, resulting from or in connection with this Agreement shall be the aggregate amount of cash paid to Seller pursuant to Section 2.2.

(e)        All Indemnifiable Damages shall be calculated net of the amount of any recoveries actually received by a Purchaser Indemnified Party under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by Purchaser) incurred or paid to procure such recoveries and net of any Taxes owed with respect to such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by a Purchaser Indemnified Party; provided that no Purchaser Indemnified Party shall have any obligation to seek, to obtain, or continue to pursue such recoveries.

(f)        Materiality standards or qualifications, qualifications by reference to the defined term “Business Material Adverse Effect” in any representation or warranty shall not be taken into account in determining whether an inaccuracy in such representation or warranty, or in determining the amount of any Indemnifiable Damages with respect to such inaccuracy.

Section 9.3         Period for Claims.  Except as otherwise set forth in this Section 9.3, the period (the “Claims Period”) during which claims may be made for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.1 shall commence at the Closing and terminate at 11:59 p.m. Pacific Standard Time on: (i) in the case of Section 9.1(a) (other than with respect to the Seller Fundamental Representations and the Tax Representations), Section 9.1(d) and Section 9.1(e) and Section 9.1(f), the twelve (12)-month anniversary of the Closing Date, (ii) in the case of Section 9.1(a) (solely with respect to the Seller Fundamental Representations and the Tax Representations) and Section 9.1(c), the three (3)-year anniversary of the Closing Date, and (iii) in the case of Section 9.1(b), (x) with respect to covenants, agreements or obligations contemplated to be performed prior to the Closing, the twelve (12)-month anniversary of the Closing Date, and (y) with respect to covenants agreements or obligations contemplated to be performed from or after the Closing, twelve (12) months following the period explicitly specified therein (in each case, the “Expiration Date”).

Section 9.4         Claims.

(a)        From time to time during the Claims Period, Purchaser may seek recovery for Indemnifiable Damages only by delivering to Seller one or more certificates signed by any officer of Purchaser prior to the Expiration Date (each, a “Claim Certificate”):

(i) stating that Purchaser has incurred, paid, reserved or accrued, or in good faith reasonably believes that it may incur, pay, reserve or accrue, Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, shall be the amount reasonably believed by Purchaser in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b)        Such Claim Certificate (i) need only specify such information to the knowledge of Purchaser as of the date thereof, (ii) shall not limit any of the rights or remedies of any Purchaser Indemnified Party with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Purchaser by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period.  No delay in providing such Claim Certificate within the applicable Claims Period shall affect a Purchaser Indemnified Party’s rights hereunder, unless (and then only to the extent that) Seller is materially prejudiced thereby.

Section 9.5         Resolution of Objections to Claims.

(a)        If Seller does not contest, by written notice to Purchaser, any claim or claims by Purchaser made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then Purchaser shall claim an amount of cash from Seller having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b)        If Seller objects in writing to any claim or claims by Purchaser made in any Claim Certificate within the 20-day period set forth in Section 9.5(a), Purchaser and Seller shall attempt in good faith for thirty (30) days after Purchaser’s receipt of such written objection to resolve such objection.  If Purchaser and Seller shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Purchaser and Seller.  Purchaser shall be entitled to conclusively rely on any such memorandum and Seller shall indemnify Purchaser in accordance with the terms of such memorandum.

(c)        If no such agreement can be reached during the thirty (30)-day period for good faith negotiation set forth in Section 9.5(b), but in any event upon the expiration of such thirty (30)-day period, either Purchaser or Seller may bring an arbitration in accordance with the terms of Section 10.7 to resolve the matter.  The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the Parties (absent manifest error) and Seller shall be entitled to act in accordance with such decision and Purchaser shall claim an amount of cash from Seller in accordance therewith.

(d)        Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction.  The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the arbitrator and the prevailing party, including reasonable attorneys’ fees and costs, reasonably incurred in connection with such suit.  For purposes of this Section 9.5(d), the party deemed to be the prevailing party will be the party that the arbitrator determines in favor of with respect to more than one-half of the amount in dispute, or if the arbitrator awards exactly one-half of the amount in dispute to each party, in which case neither Purchaser nor Seller shall be deemed to be the prevailing party (and they shall split the fees and expenses of the arbitrator equally).

Section 9.6         Third-Party Claims.  In the event Purchaser becomes aware of a claim by a third party (other than a claim with respect to Taxes, which shall instead be governed by Section 7.5(d) or a claim with respect to the Specified Litigation) (a “Third-Party Claim”) that Purchaser in good faith reasonably believes may result in a claim for Indemnifiable Damages by or on behalf of a Purchaser Indemnified Party, Purchaser shall have the right in its sole discretion to conduct, by counsel or other representatives of its own choosing, the defense of and, solely with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Purchaser in connection with such defense, settlement, enforcement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages if Purchaser shall be entitled to receive indemnification pursuant to a claim made hereunder with respect to such Third-Party Claim.  Seller shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to Purchaser and to the extent permitted by Applicable Law.  Seller shall have the right, at its cost, to participate in the defense of any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof).  In the event that Seller has consented in writing to the amount of any settlement or resolution by Purchaser of any such claim (such consent not to be unreasonably withheld, conditioned or delayed) or if Seller shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, Seller shall not have any power or authority to object under this Article IX to the amount of any claim by or on behalf of any Purchaser Indemnified Party for indemnity with respect to such settlement or resolution. With respect to a claim by a third party with respect to the Specified Litigation (a “Specified Third-Party Claim”), Seller shall have the right in its sole discretion to conduct, by counsel or other representatives of its own choosing, the defense of and to settle or resolve such Specified Third-Party Claim; provided that Purchaser’s consent shall be required in connection with any such settlement that imposes obligations on Purchaser or its Affiliates that are not indemnifiable by Seller under this Article IX.  Purchaser shall have the right to receive copies of all pleadings, notices and communications with respect to such Specified Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to Seller and to the extent permitted by Applicable Law.

Section 9.7         Treatment of Indemnification Payments.  Unless otherwise required by Applicable Law, Seller and Purchaser shall treat (and cause their respective Affiliates to treat) any payment received by Purchaser pursuant to this Article IX as an adjustment to the Purchase Price for all applicable Income Tax purposes, unless otherwise required by Applicable Law.

Section 9.8         Sole and Exclusive Remedy.  If the Closing occurs, recovery under this Article IX shall constitute Purchaser’s sole and exclusive remedy for damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with this Agreement or the certificate referred to in Section 6.2(e) (but not arising out of, resulting from or in connection with any other Transaction Document), except in the case of Fraud by or on behalf of Seller; provided that nothing in this Section 9.8 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 10.3.

ARTICLE X

MISCELLANEOUS

Section 10.1       Notices.  All notices, requests, consents, claims, demands, waivers and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given upon the earlier of actual receipt or (a) when delivered in person providing proof of delivery, (b) on the date transmitted by electronic mail (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Seller:

Meta Platforms, Inc.
1 Meta Way
Menlo Park, California 94025
Attention: General Counsel
Facsimile No.: (650) 350-7343
Telephone No.: (650) 543-4800

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Greg Roussel, Saad Khanani
Facsimile No.: (650) 463-2600
Telephone No.: (650) 470-2183
Email: Greg.Roussel@lw.com; Saad.Khanani@lw.com

if to Purchaser:

Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, New York 10118
Attention: General Counsel
Email: counsel@shutterstock.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Kimberly C. Petillo-Decossard; Ross E. Sturman
Email: kimberly.petillo-decossard@whitecase.com; ross.sturman@whitecase.com

Section 10.2       Survival of Representations, Warranties and Covenants.  Following the Closing, the representations and warranties made or deemed made by Seller in this Agreement shall remain in full force and effect until the applicable Expiration Date.  Except for those covenants and agreements contained herein that, by their express terms apply in whole or in part after the Closing, and then only to such extent which shall survive the Closing for the period explicitly specified therein, upon the Closing, none of the representations, warranties, covenants or agreements made or deemed made by Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing.

Section 10.3       Specific Performance. Each Party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that, in view of the uniqueness of the subject matter of this Agreement, the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that the other Party, in addition to any other rights or remedies which it may have, may be entitled to specific performance of this Agreement and any of the terms of this Agreement (including the obligations of Purchaser under Section 5.6) and such other equitable and injunctive relief available to the Parties from any arbitral tribunal of competent jurisdiction to compel specific performance of, or restrain any Party from violating, any of such provisions.  In connection with any Proceeding for equitable and injunctive relief permitted hereunder, each Party hereby waives any claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by Applicable Law, agrees to have each provision of this Agreement (including the obligations of Purchaser under Section 5.6) specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of any provision of this Agreement.

Section 10.4       Entire Agreement; Severability; Amendments and Waivers.

(a)        This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b)        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(c)        Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(d)        No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e)        If there is any inconsistency between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the Parties and as between any of Seller’s Affiliates and any of Purchaser’s Affiliates) to the extent of the inconsistency, unless otherwise expressly agreed.

Section 10.5       Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated by this Agreement, shall be paid by the Party incurring such cost or expense.

Section 10.6       Binding Effect; Benefit; Assignment.

(a)        The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Except expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

(b)        Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement; provided that (i) Seller may, following notice in writing to Purchaser no later than three (3) Business Days prior to the effective date of the assignment, assign any or all of its rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly owned Subsidiaries (other than the Target Company); provided, further, that any such assignment shall not (1) result in any delay in the consummation of the transactions contemplated hereby or (2) relieve Seller of its obligations hereunder; and (ii) Purchaser may, following notice in writing to Seller no later than three (3) Business Days prior to the effective date of the assignment, assign any or all of its rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly owned Subsidiaries; provided that any such assignment shall not (1) result in any delay in the consummation of the transactions contemplated hereby or (2) relieve Purchaser of its obligations hereunder.  Any attempted assignment in violation of this Section 10.6 shall be null and void.

Section 10.7       Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)        EXCEPT FOR CLAIMS REGARDING EITHER PURCHASER’S, THE TARGET COMPANY’S OR THE TARGET COMPANY’S SUBSIDIARY’S INTELLECTUAL PROPERTY RIGHTS AND/OR CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF ANY DISPUTE WITH RESPECT TO THIS AGREEMENT, SUCH DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION.  THE SEAT, OR LEGAL PLACE, OF ARBITRATION SHALL BE IN NEW YORK, NEW YORK.  SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE CPR RULES FOR NON-ADMINISTERED ARBITRATION (CURRENTLY IN EFFECT) BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES.  THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT EVIDENCES A TRANSACTION INVOLVING INTERSTATE COMMERCE.  NOTWITHSTANDING THE PROVISION IN SECTION 10.8 WITH RESPECT TO APPLICABLE SUBSTANTIVE LAW, ANY ARBITRATION CONDUCTED PURSUANT TO THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C., SECS. 1-16).  THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE.  THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO.  THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(b)        Subject to the foregoing, the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, the place where this Agreement was entered into and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and the Transaction Documents, and in respect of the transactions contemplated thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.  A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.7.  The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

Section 10.8      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.9       Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10     Consent to Representation.  If Seller so desires, without the need for any consent or waiver by the Target Company, Purchaser or any other Person, Latham & Watkins LLP (“Latham”) shall be permitted to represent Seller after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other Transaction Documents or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Latham shall be permitted to represent Seller, any of its Representatives and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary Proceeding) with Purchaser, the Target Company, or any of their Representatives or Affiliates under or relating to the transactions contemplated by this Agreement, any other Transaction Documents, and any related matter.  Any representation of the Target Company or any of its Affiliates after the Closing shall not affect the foregoing provisions hereof.

Section 10.11     Privilege.  After the Closing, Purchaser shall not, and shall cause each of its Affiliates (including the Target Company) not to use any legal advice provided by Latham to Seller or the Target Company, relating to the transactions contemplated by this Agreement (“Transaction Legal Advice”) in connection with any indemnification claim dispute hereunder or any other Proceeding or potential Proceeding against, with or involving Purchaser, the Target Company or any of their Affiliates or Representatives.  After the Closing, Seller shall be permitted to access and use Transaction Legal Advice in connection with any indemnification claim dispute hereunder or any other Proceeding or potential Proceeding against, with or involving Purchaser, the Target Company or any of their Affiliates or Representatives; and Latham or Seller may make any such Transaction Legal Advice available to Seller or Latham, as the case may be.  For the avoidance of doubt, nothing in this Section 10.11 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

Section 10.12     Counterparts; Effectiveness.  This Agreement may be executed and delivered (including via facsimile or scanned .PDF image or other electronic means) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.13     No Third-Party Beneficiaries.  Nothing in this Agreement will confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person (including any employee or former employee of the Target Company its Subsidiary) other than the Parties hereto and their respective successors or permitted assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.

Section 10.14     Payments.  Except to the extent otherwise expressly provided in this Agreement (including, for the avoidance of doubt, pursuant to Section 2.5), all payments to be made under this Agreement shall be made in full, without any set-off or deduction for or on account of any counterclaim.  Any payment to be made under this Agreement shall be effected by crediting for same day value the account specified by the Party entitled to the payment on or before the due date for payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

META PLATFORMS, INC.

By:	/s/ Raj Singh
Name: Raj Singh
Title: Vice President and Associate
General Counsel

[Signature Page - Stock Purchase Agreement]

SHUTTERSTOCK, INC.

By:	/s/ Paul Hennessy
Name: Paul Hennessy
Title: Chief Executive Officer

[Signature Page - Stock Purchase Agreement]